EXHIBIT 10.1

EXECUTION VERSION

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

November 4, 2010

among

ANTERO RESOURCES CORPORATION,
ANTERO RESOURCES PICEANCE CORPORATION,
ANTERO RESOURCES PIPELINE CORPORATION and
ANTERO RESOURCES APPALACHIAN CORPORATION,
as Borrowers,

CERTAIN SUBSIDIARIES OF BORROWERS,
as Guarantors,

THE LENDERS PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

WELLS FARGO BANK, N.A.,
as Syndication Agent,

and

BANK OF SCOTLAND plc, UNION BANK, N.A., CREDIT AGRICOLE CORPORATE AND
INVESTMENT BANK, BNP PARIBAS

AND DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Co-Documentation Agents

Senior Secured Credit Facility

J.P. MORGAN SECURITIES LLC and WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Bookrunners

i

(continued)

(continued)

(continued)

		Page

Section 11.13	Interest Rate Limitation	95
Section 11.14	USA PATRIOT Act	95
Section 11.15	Original Credit Agreement	95
Section 11.16	Reaffirmation and Grant of Security Interest	96
Section 11.17	Reallocation of Commitments and Loans	96
Section 11.18	Release of Antero Midstream	96

EXHIBITS:

Exhibit A — Form of Assignment and Assumption

Exhibit B — Form of Opinion of Borrowers’ Counsel

Exhibit C — Form of Counterpart Agreement

Exhibit D — Form of Revolving Note

SCHEDULES:

Schedule 1.01 — Applicable Percentages, Commitments and Maximum Facility Amount

Schedule 4.13 — Capitalization

Schedule 4.19 — Sale of Production

v

THIS FOURTH AMENDED AND RESTATED CREDIT AGREEMENT dated as of November 4, 2010, among ANTERO RESOURCES CORPORATION, a Delaware corporation (“Antero”), ANTERO RESOURCES PICEANCE CORPORATION, a Delaware corporation (“Antero Piceance”), ANTERO RESOURCES PIPELINE CORPORATION, a Delaware corporation (“Antero Pipeline”), and ANTERO RESOURCES APPALACHIAN CORPORATION, a Delaware corporation (“Antero Appalachian” and, together with Antero, Antero Piceance and Antero Pipeline, each a “Borrower” and collectively, the “Borrowers”), CERTAIN SUBSIDIARIES OF BORROWERS, as Guarantors, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, WELLS FARGO BANK, N.A., as Syndication Agent, and BANK OF SCOTLAND plc, UNION BANK, N.A., CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, BNP PARIBAS and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Co-Documentation Agents.

The parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01 Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means, the acquisition by any Credit Party or any Restricted Subsidiary, whether by purchase, merger (and, in the case of a merger with any such Person, with such Person being the surviving corporation) or otherwise, of all or substantially all of the Equity Interest of, or the business, property or fixed assets of or business line or unit or a division of, any other Person primarily engaged in the business of exploring for, producing, transporting, processing and storing Crude Oil or Natural Gas or the acquisition by any Credit Party or any Restricted Subsidiary of property or assets consisting of Oil and Gas Interests.

“Act” has the meaning assigned to such term in Section 11.14.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16th of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as contractual representative of the Lenders hereunder pursuant to Article X and not in its individual capacity as a Lender, and any successor agent appointed pursuant to Article X.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitment” means the amount equal to the lesser of (a) the Maximum Facility Amount and (b) the Borrowing Base then in effect, as such amount may be (i) reduced or increased from time to time as a result of changes in the Borrowing Base pursuant to Article III, and (ii) reduced from time to time as a result of changes in the Maximum Facility Amount pursuant to Section 2.02.

“Aggregate Credit Exposure” means, as of any date of determination, the sum of the outstanding principal amount of the Loans of all Lenders as of such date, plus the aggregate LC Exposure of all Lenders as of such date.

“Aggregate Unused Commitment” at any time shall equal the sum of the Unused Commitments of all the Lenders at such time.

“Agreement” means this Fourth Amended and Restated Credit Agreement, dated as of November 4, 2010, as it may be amended, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, and (c) the LMIR on such day plus 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LMIR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LMIR, respectively.

“Antero” has the meaning assigned to such term in the preamble to this Agreement.

“Antero Appalachian” has the meaning assigned to such term in the preamble to this Agreement.

“Antero Midstream” means Antero Resources Midstream Corporation, a Delaware corporation.

“Antero Piceance” has the meaning assigned to such term in the preamble to this Agreement.

“Antero Pipeline” has the meaning assigned to such term in the preamble to this Agreement.

“Applicable Hedge Percentage” has the meaning assigned to such term in Section 7.03(a).

“Applicable Percentage” means, with respect to any Lender at any time, the percentage of the Aggregate Commitment represented by such Lender’s Commitment at such time; provided that in the case of Section 2.22(c) only, when a Defaulting Lender exists, “Applicable

Percentage” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.  The initial amount of each Lender’s Applicable Percentage is as set forth on Schedule 1.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed or agreed to provide its Commitment, as applicable.  If the Aggregate Commitment has terminated or expired, the Applicable Percentages shall be determined based upon the Aggregate Commitment most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread” or “Eurodollar Spread”, as the case may be, based upon the Borrowing Base Usage applicable on such date:

Borrowing Base Usage:	ABR Spread	Eurodollar Spread
Equal to or greater than 90%	1.75%	2.75%
Equal to or greater than 75% and less than 90%	1.50%	2.50%
Equal to or greater than 50% and less than 75%	1.25%	2.25%
Equal to or greater than 25% and less than 50%	1.00%	2.00%
Less than 25%	0.75%	1.75%

Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next change.

“Approved Counterparty” means, at any time and from time to time, (i) any Person engaged in the business of writing Hedging Contracts for commodity, interest rate or currency risk that has (or the credit support provider of such Person has), at the time any Borrower or any Restricted Subsidiary enters into a Hedging Contract with such Person, a long term senior unsecured debt credit rating of A or better from S&P or A2 or better from Moody’s and (ii) any Lender Counterparty.

“Approved Fund” has the meaning assigned to such term in Section 11.04.

“Approved Petroleum Engineer” means Ryder Scott Company, L.P., DeGolyer & MacNaughton or any other reputable firm of independent petroleum engineers selected by the Borrower Representative and reasonably acceptable to the Administrative Agent and the Required Lenders.

“Arrangers” means J.P. Morgan Securities LLC and Wells Fargo Securities, LLC in their respective capacities as joint lead arrangers and joint bookrunners with respect to the transactions contemplated hereby.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.04), in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Aggregate Commitment.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” and “Borrowers” have the meanings assigned to such terms in the preamble to this Agreement, together with their respective successors and permitted assigns.

“Borrower Representative” means, initially, Antero and from time to time after the Effective Date, any other Borrower that the Borrowers may designate as its replacement upon written notice to the Administrative Agent.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, (a) for the period from the Effective Date until the first Redetermination after the Effective Date, the Initial Borrowing Base and (b) at any time thereafter, an amount equal to the amount determined in accordance with Section 3.02, as the same may be redetermined, adjusted or reduced from time to time pursuant to Section 3.03, Section 3.04 and Section 3.06.

“Borrowing Base Deficiency” means, as of any date, the amount, if any, by which the Aggregate Credit Exposure on such date exceeds the Borrowing Base in effect on such date; provided, that, for purposes of determining the existence and amount of any Borrowing Base Deficiency, obligations under any Letter of Credit will not be deemed to be outstanding to the extent such obligations are secured by cash in the manner contemplated by Section 2.06(j).

“Borrowing Base Properties” means the Oil and Gas Interests which have been evaluated by the Lenders and to which Lenders have given value for purposes of establishing the Borrowing Base.

“Borrowing Base Usage” means, as of any date and for all purposes, the quotient, expressed as a percentage, of (i) the Aggregate Credit Exposure as of such date, divided by (ii) the Borrowing Base as of such date.

“Borrowing Request” means a request by the Borrower Representative for a Borrowing in accordance with Section 2.05.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York or Houston, Texas are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan or to determine LMIR, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Call Amount” means, as of the end of any fiscal quarter, the aggregate amount of unsatisfied calls by Borrowers for equity capital outstanding as of such date or otherwise made by Borrowers within fifteen (15) Business Days after such date, to the extent such capital calls are satisfied and paid in cash, by wire transfer or otherwise, within thirty (30) days after the end of such fiscal quarter.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” means a deposit account with, and in the name of, the Administrative Agent, for the benefit of the Lenders, established and maintained for the deposit of cash collateral required under or in connection with this Agreement and the other Loan Documents.

“Cash Management Obligations” means, with respect to any Borrower or Restricted Subsidiary, any obligations of such Person owed to any Lender or Affiliate of any Lender in respect of treasury management arrangements, depositary or other cash management services, including any treasury management line of credit, in each case, to the extent permitted under Section 7.01(d).

“Change in Law” means (a) the adoption of any law, rule or regulation on the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Change of Control” means the occurrence of any of the following events: (i) any Person or two or more Persons (other than the Permitted Holders) acting as a group shall acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Act of 1934, as amended, and including holding proxies to vote  for the election of directors other than proxies held by Holding’s management or their designees to be voted in favor of Persons nominated by Holding’s Board of Directors) of thirty percent (30%) or more of the outstanding voting securities of Holdings, measured by voting power (including both common stock and any preferred stock or other equity securities entitling the holders thereof to vote with the holders of common stock in elections for directors of Holdings), (ii) one-third or more of the directors of Holdings shall consist of Persons not nominated by Holding’s Board of Directors (not including as Board nominees any directors which the Board is obligated to nominate pursuant to shareholders agreements, voting trust arrangements or similar arrangements), (iii) Paul Rady ceases to be Chairman of the Board and Chief Executive Officer of Holdings and if such cessation is due to his death or disability, he is not replaced by a successor approved by Majority Lenders within 90 days after such death or disability occurs, such approval not to be unreasonably withheld, (iv) Glen Warren ceases to be President and Chief Financial Officer of Holdings and if such cessation is due to his death or disability, he is not replaced by a successor approved by Majority Lenders within 90 days after such death or disability occurs, such approval not to be unreasonably withheld, (v) except to the extent otherwise permitted under the terms of the Credit Agreement, Holdings ceases to own, directly or indirectly, one hundred percent (100%) of the Equity Interests of any Borrower, or (vi) the occurrence of a “Change of Control” under and as defined in the Indenture.

“Charges” has the meaning assigned to such term in Section 11.13.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agent” means, so long as it is a Lender, each of Bank of Scotland plc, Union Bank, N.A., Credit Agricole Corporate and Investment Bank, BNP Paribas and Deutsche Bank Trust Company Americas, each in its capacity as a Co-Documentation Agent.

“Collateral” means all assets, whether now owned or hereafter acquired by any Credit Party, in which a Lien is granted or purported to be granted to any Secured Party as security for any Obligation.

“Commitment” means, at any time with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder at such time, as such commitment may be (a) reduced or increased from time to time as a result of changes in the Borrowing Base pursuant to Article III, (b) reduced from time to time as a result of changes in the Maximum Facility Amount pursuant to Section 2.02 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04.  The initial amount of each Lender’s Commitment (which amount is such Lender’s Applicable Percentage of the Aggregate Commitment) is set forth on Schedule 1.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed or agreed to provide its Commitment, as applicable.

“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated Subsidiaries. References herein to a Person’s consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated Subsidiaries.

“Consolidated Current Assets” means, as of any date of determination, the total of (i) the Consolidated current assets of Holdings (excluding assets of any Consolidated Subsidiaries that are not Credit Parties), determined in accordance with GAAP as of such date and calculated on a Consolidated basis, plus, the Aggregate Unused Commitment as of such date, plus the Capital Call Amount and (ii) less any non-cash assets required to be included in Consolidated current assets of Holdings as a result of the application of Accounting Standards Codification Sections 718-10, 815-10 and 410-20 (as successors to FASB Statement 123, 123R, 133 or 143) as of such date.  For purposes of this definition, the calculation of the Aggregate Unused Commitment as of such date shall be made after giving effect to any changes in the Borrowing Base or the Aggregate Commitment approved by the Lenders (or at least the required percentage thereof) within fifteen (15) days after the end of such fiscal quarter and still in effect at the end of such fifteen (15) day period.

“Consolidated Current Liabilities” means, as of any date of determination, the total of (i) Consolidated current liabilities of Holdings (excluding liabilities of any Consolidated Subsidiaries that are not Credit Parties), as determined in accordance with GAAP as of such date and calculated on a Consolidated basis, (ii) less payments of principal on the Loans required to be repaid within one year from the time of calculation, (iii) less any non-cash obligations required to be included in Consolidated current liabilities of Holdings as a result of the application of Accounting Standards Codification Sections 718-10, 815-10 and 410-20 (as successors to FASB Statement 123, 123R, 133 or 143) as of such date.

“Consolidated Current Ratio” means, as of any date of determination, the ratio of Consolidated Current Assets to Consolidated Current Liabilities as of such date.

“Consolidated EBITDAX” means for any period, EBITDAX of Holdings and its Consolidated Subsidiaries that are Credit Parties on a Consolidated basis for such period.

“Consolidated Funded Indebtedness” means as of any date, the sum of the following (without duplication): (a) all Indebtedness which is classified as “long-term indebtedness” on a Consolidated balance sheet of Holdings and its Consolidated Subsidiaries that are Credit Parties prepared as of such date in accordance with GAAP and any current maturities and other principal amount in respect of such Indebtedness due within one year but which was classified as “long-term indebtedness” at the creation thereof, (b) Indebtedness for borrowed money of Holdings and its Consolidated Subsidiaries that are Credit Parties outstanding under a revolving credit or similar agreement providing for borrowings (and renewals and extensions thereof) over a period of more than one year, notwithstanding the fact that any such borrowing is made within one year of the expiration of such agreement, (c) all Indebtedness in respect of Capital Lease Obligations of Holdings and its Consolidated Subsidiaries that are Credit Parties, and (d) other Indebtedness of Holdings and its Consolidated Subsidiaries that are Credit Parties on which interest accrues (but excluding preferred stock (other than Disqualified Stock)).

“Consolidated Net Income” means for any period, the Consolidated net income (or loss) of Holdings and its Consolidated Subsidiaries that are Credit Parties, determined in accordance with GAAP; provided that there shall be excluded (a) any gain or loss from the sale of assets other than in the ordinary course of business, (b) any non-cash income, gains, losses or charges resulting from the application of Accounting Standards Codification Sections 718-10, 815-10 and 410-20 (as successors to FASB Statement 123, 123R, 133 or 143), (c) the income (or deficit) of any Person accrued prior to the date it becomes a Credit Party, or is merged into or consolidated with a Borrower or any of its Restricted Subsidiaries, as applicable, (d) the income (or deficit) of any Person in which any other Person (other than Holdings or any Credit Party) has an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of the Credit Parties during such period and (e) the undistributed earnings of any Consolidated Subsidiary of Holdings, to the extent that the declaration or payment of dividends or similar distributions by such Consolidated Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or by any law applicable to such Consolidated Subsidiary.

“Consolidated Subsidiaries” means, for any Person, any Subsidiary or other entity the accounts of which would be Consolidated with those of such Person in its Consolidated financial statements in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit C delivered by a Guarantor pursuant to Section 6.12.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Credit Parties” means collectively, each Borrower and each Guarantor and each individually, a “Credit Party”.

“Crude Oil” means all crude oil and condensate.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to the Administrative Agent, the Issuing Bank or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrowers, the Administrative Agent, the Issuing Bank or any Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, the Issuing Bank or any Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt by the Administrative Agent, the Issuing Bank or such Lender of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Disposition” or “Dispose” means the sale, transfer, license, lease, exchange or other disposition (including any sale and leaseback transaction and any forfeiture) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated.  For the avoidance of doubt, any such Equity Interest redeemable solely by (a) the sale of assets or (b) a Change of Control does not constitute Disqualified Stock.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, a subsidiary of such Person that is incorporated or formed under the laws of the United States of America, any state thereof or the District of Columbia.

“EBITDAX” means, with respect to any Person for any period, Consolidated Net Income for such period; plus without duplication and to the extent deducted in the calculation of Consolidated Net Income for such period, the sum of (a) any provision for (or less any benefit for) income or franchise Taxes; (b) Consolidated interest expense (as determined in accordance with GAAP and including the interest component of Capital Lease Obligations); (c) amortization, depletion, depreciation and exploration expense; and (d) any non-cash losses, expenses, impairments or charges (including losses arising from ceiling test writedowns, non-cash losses or charges resulting from the requirements of SFAS 123, 123R, 133 or 143, but excluding accruals of or reserves for cash charges for any future period); provided that cash payments made during such period or in any future period in respect of non-cash charges, expenses or losses, other than any such excluded charge, expense or loss described in the parenthetical to this clause (d) shall be subtracted from Consolidated Net Income in calculating EBITDAX for the period in which such payments are made; minus, to the extent included in the calculation of Consolidated Net Income, the sum of (i) interest income, (ii) any extraordinary income or gains; and (iii) any other non-cash income or gain, including non-cash income or gains resulting from the requirements of SFAS 123, 123R, 133 or 143, but excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in clause (d) above; provided that, with respect to the determination of Holdings’ compliance with the Leverage Ratio set forth in Section 7.12 for any period, EBITDAX for such period shall be adjusted to give effect, on a pro forma basis and consistent with GAAP, to any Acquisitions or Dispositions made during such period as if such Acquisition or Disposition, as the case may be, was made at the beginning of such period.

“Effective Date” means the date on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 11.02).

“Eligible Assignee” means any Person that qualifies as an assignee pursuant to Section 11.04(b)(i); provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include (i) Holdings, any Borrower or any of the Borrowers’ Affiliates or Subsidiaries or (ii) any Person organized outside the United States if any Borrower would be required to pay withholding taxes on interest or principal owed to such Person.

“Engineered Value” means, the value attributed to the Borrowing Base Properties for purposes of the most recent Redetermination of the Borrowing Base pursuant to Article III (or for purposes of determining the Initial Borrowing Base in the event no such Redetermination has occurred), based upon the discounted present value of the estimated net cash flow to be realized from the production of Hydrocarbons from the Borrowing Base Properties as set forth in the Reserve Report.

“Environmental Law” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, legally enforceable directives or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to human health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines or penalties), of any Credit Party directly or indirectly resulting from or arising out of (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any written contract or agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing in clauses (a) through (d) above.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Credit Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure of any Plan to meet the minimum funding standards under Section 412 of the Code or Section 302 of ERISA; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Credit Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Credit Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Credit Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan to which any Credit Party or ERISA Affiliate is obligated to contribute is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article IX.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income or franchise taxes imposed on (or measured by) its net income  by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower Representative under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.17(a), and (d) any withholding taxes that are imposed by FACTA.

“Existing Hedging Contracts” means any Hedging Contracts entered into between any Credit Party and any Lender Counterparty prior to the Effective Date and in effect on the Effective Date.

“Existing Senior Notes” means the $525,000,000 9.375% Senior Notes due 2017 issued by Finco pursuant to the Existing Senior Notes Indenture and Guaranteed by Holdings and the Borrowers.

“Existing Senior Notes Indenture” means that certain Indenture dated as of November 17, 2009, by and between Finco, as issuer, and Wells Fargo Bank, National Association, as trustee, as amended, restated, supplemented or otherwise modified from time to time to the extent permitted under Section 7.13.

“FACTA” means Sections 1471 through 1474 of the Code (and any successor sections thereto) and any regulations or official interpretations thereof.

“FASB” means Financial Accounting Standards Board.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means (a) that certain fee letter, dated October 7, 2010, among the Borrowers, the Administrative Agent and J.P. Morgan Securities LLC and (b) that certain fee letter, dated October 7, 2010, among the Borrowers, Wells Fargo Bank, N.A. and Wells Fargo Securities, LLC.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of any Credit Party.  Any document delivered hereunder that is signed by a Financial Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Financial Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Finco” means Antero Resources Finance Corporation, a Delaware corporation, and an indirect wholly-owned Subsidiary of Holdings.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which any Credit Party is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity properly exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (in this definition, the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Liabilities” has the meaning assigned to such term in Section 8.01.

“Guarantor” means each Borrower (with respect to the Obligations of the other Borrowers), and each Restricted Subsidiary that is a party hereto or hereafter executes and delivers to the Administrative Agent and the Lenders, a Counterpart Agreement pursuant to Section 6.12 or otherwise.

“Hazardous Materials” means any substances regulated under any Environmental Law, whether as pollutants, contaminants, chemicals, industrial, toxic or hazardous substances or otherwise.

“Hedge Modification” means any amendment, modification, cancellation, sale, transfer, assignment, early termination, monetization or other disposition by any Credit Party of any Hedging Contract (including any Existing Hedging Contract) for Crude Oil or Natural Gas.

“Hedging Contract” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Credit Parties shall be a Hedging Contract.

“Holdings” means Antero Resources LLC, a Delaware limited liability company.

“Hydrocarbons” means all Crude Oil and Natural Gas produced from or attributable to the Oil and Gas Interests of the Credit Parties.

“Indebtedness” of any Person means, without duplication, (a) all obligations for borrowed money or evidenced by a bond, debenture, note or similar instrument, (b) all accounts payable and all accrued expenses, liabilities or other obligations to pay the deferred purchase price of property or services, (c) all obligations or liabilities which (i) would under GAAP be shown on such Person’s balance sheet as a liability, and (ii) are payable more than one year from the date of creation or incurrence thereof (other than reserves for taxes and reserves for contingent obligations); (d) all obligations or liabilities arising under Hedging Contracts (on a net basis to the extent netting is provided for in the applicable Hedging Contract), including any deferred premium obligations with respect to floors; (e) all Capital Lease Obligations; (f) all obligations or liabilities arising under conditional sales or other title retention agreements; (g) all obligations or liabilities owing under direct or indirect guaranties of obligations of any other Person or otherwise constituting obligations to purchase or acquire or to otherwise protect or insure a creditor against loss in respect of obligations of any other Person (such as obligations under working capital maintenance agreements, agreements to keep-well, or agreements to purchase liabilities, assets, goods, securities or services), but excluding endorsements in the ordinary course of business of negotiable instruments in the course of collection; (h) all obligations (for example, repurchase agreements, mandatorily redeemable preferred stock (but not accrued dividends on preferred stock), and sale/leaseback agreements) consisting of an obligation to purchase or redeem securities or other property, if such obligations arise out of or in connection with the sale or issuance of the same or similar securities or property; (i) all obligations or liabilities with respect to letters of credit or applications or reimbursement agreements therefore; (j) all obligations or liabilities with respect to banker’s acceptances; (k) all obligations or liabilities with respect to payments received in consideration of oil, gas or other minerals yet to be acquired or produced at the time of payment (including obligations under “take-or-pay” contracts to deliver gas in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment) or (l) all obligations or liabilities with respect to other obligations to deliver goods or services in consideration of advance payments therefore; provided, however, that the “Indebtedness” of any Person shall not include obligations or liabilities that were incurred by such Person on ordinary trade terms to vendors, suppliers, or other Persons providing goods and services for use by such Person in the ordinary course of its business, unless and until such obligations or liabilities are outstanding more than ninety (90) days past the original invoice or billing date therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 11.03(b).

“Indenture” means (a) the Existing Senior Notes Indenture and (b) any indenture by and among any Credit Party, as issuer, and a trustee, pursuant to which any Senior Notes are issued, as the same may be amended, restated, modified or otherwise supplemented from time to time to the extent permitted under Section 7.13.

“Information” has the meaning assigned to such term in Section 11.12.

“Initial Borrowing Base” has the meaning assigned to such term in Section 3.01.

“Interest Election Request” means a request by the Borrower Representative to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each calendar quarter, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, six or, if available, twelve months thereafter, as the Borrowers may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i).  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Law” means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or any state or political subdivision thereof or of any foreign country or any department, province or other political subdivision thereof.  Any reference to a Law includes any amendment or modification to such Law, and all regulations, rulings, and other Laws promulgated under such Law.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Counterparty” means any Lender or any Affiliate of a Lender counterparty to a Hedging Contract with any Credit Party including any Person that was, but thereafter ceased to be, a Lender or Affiliate of a Lender but only to the extent of the obligations of any Credit Party to such Person pursuant to a Hedge Contract entered into at the time such Person was a Lender or an Affiliate of a Lender.

“Lender Hedging Obligations” means all obligations arising from time to time under Hedging Contracts entered into from time to time between any Credit Party and a Lender Counterparty (including any such obligations under any Existing Hedging Contracts); provided that if such Lender Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, Lender Hedging Obligations shall only include such obligations to the extent arising from transactions entered into at the time such Lender Counterparty was a Lender hereunder or an Affiliate of a Lender hereunder.

“Lenders” means the Persons listed on Schedule 1.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement and, to the extent outstanding on the Effective Date, any letter of credit issued under the Original Credit Agreement and any renewals thereof after the Effective Date.

“Leverage Ratio” has the meaning assigned to such term in Section 7.12.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“LMIR” means, for any day, a rate per annum equal to the rate for one month U.S. dollar deposits as reported on Reuters BBA Libor Rates Page 3750 as of 11:00 a.m., London time, on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market).

“Loan Documents” means this Agreement, any promissory notes executed in connection herewith, the Security Documents, the Letters of Credit (and any applications therefore and reimbursement agreements related thereto), the Fee Letters and any other agreements executed in connection with this Agreement.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Majority Lenders” means, at any time, Lenders having Credit Exposures and Unused Commitments representing more than fifty percent (50.0%) of the sum of the Aggregate Credit Exposure and the Aggregate Unused Commitment at such time or, if the Aggregate Commitment has been terminated, Lenders having Credit Exposures representing more than fifty percent (50.0%) of the Aggregate Credit Exposure of all Lenders at such time.

“Material Adverse Effect” means a material adverse effect on (a) the Borrowers’ combined financial condition, (b) the Borrowers’ combined business, assets, or operations, considered as a whole, (c) the Borrowers’ ability to timely pay the Obligations, or (d) the enforceability of the material terms of any Loan Documents.

“Material Domestic Subsidiary” means any Domestic Subsidiary that owns or holds assets, properties or interests (including Oil and Gas Interests) with an aggregate fair market value greater than five percent (5%) of the aggregate fair market value of all of the assets, properties and interests (including Oil and Gas Interests) of the Borrowers and the Restricted Subsidiaries, on a combined basis.

“Material Indebtedness” means the Senior Notes and any other Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Contracts, of any Borrower or any one or more of the Restricted Subsidiaries in an aggregate principal amount exceeding $10,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Credit Party in respect of any Hedging Contract at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Credit Party would be required to pay if such Hedging Contract were terminated at such time.

“Maturity Date” means November 4, 2015.

“Maximum Facility Amount” means the amount of One Billion Dollars ($1,000,000,000), as such amount may be reduced from time to time pursuant to Section 2.02.

“Maximum Liability” has the meaning assigned to such term in Section 8.09.

“Maximum Rate” has the meaning assigned to such term in Section 11.13.

“Measurement Date” has the meaning assigned in Section 7.03(a).

“Minimum Collateral Amount” means eighty percent (80%) of the Engineered Value of the Borrowing Base Properties included in (a) for the period from the Effective Date until the first Redetermination after the Effective Date, the Initial Borrowing Base and (b) at anytime thereafter, the most recent Borrowing Base determined pursuant to Article III.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Properties” means the Oil and Gas Interests described in one or more duly executed, delivered and filed Mortgages evidencing a first and prior Lien in favor of the Administrative Agent for the benefit of the Secured Parties and subject only to the Permitted Liens.

“Mortgages” means all mortgages, deeds of trust, amendments to mortgages, security agreements, assignments of production, pledge agreements, collateral assignments, financing statements and other documents, instruments and agreements evidencing, creating, perfecting or otherwise establishing the Liens required by Section 6.09.  All Mortgages shall be in form and substance reasonably satisfactory to Administrative Agent.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Natural Gas” means all natural gas, distillate or sulphur, natural gas liquids and all products recovered in the processing of natural gas (other than condensate) including, without limitation, natural gasoline, coalbed methane gas, casinghead gas, iso-butane, normal butane, propane and ethane (including such methane allowable in commercial ethane).

“Net Cash Proceeds” means, (a) with respect to any Disposition of any Borrowing Base Properties (including any Disposition of Equity Interests of a Borrower or a Restricted Subsidiary) by Holdings or any Credit Party, the cash proceeds received in connection with such sale net of (i) all federal, state and local taxes required to be paid or accrued as a liability under GAAP or required to be paid pursuant to the terms of the Limited Liability Company Agreement of Holdings dated November 3, 2009 in connection with such Disposition, (ii) the deduction of appropriate amounts to be provided as a reserve, in accordance with GAAP, for liabilities associated with such Disposition and retained by the seller thereof, (iii) any amounts held in escrow pending determination of purchase price adjustment (such amounts to be become Net Cash Proceeds at the time such amounts are released to a Borrower or Restricted Subsidiary), (iv) the net amount paid after giving effect to all Hedge Modifications effected in connection with such Disposition and corresponding to the notional volumes of the Borrowing Base Properties so Disposed and (v) brokerage fees, professional commissions and other costs and expenses associated therewith, including all legal, title and recording fees and expenses, (b) with respect to any Permitted Refinancings or issuance of Senior Notes, the cash proceeds received from such Permitted Refinancing or issuance of Senior Notes, as the case may be, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, and (c) with respect to any Hedge

Modification by any Credit Party, the excess, if any, of (i) the net amount of all cash and cash equivalents received in connection with all substantially contemporaneous Hedge Modifications (after giving effect to any netting arrangements), over (ii) the reasonable and documented out-of-pocket expenses incurred by such Credit Party in connection with such Hedge Modification.

“Non-Consenting Borrowing Base Lender” has the meaning assigned to such term in Section 2.19(c).

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.19(c).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Obligations” means (a) any and all obligations of every nature, contingent or otherwise, whether now existing or hereafter arising, of any Credit Party from time to time owed to the Administrative Agent, the Issuing Bank, the Lenders or any of them under any Loan Document, whether for principal, interest, reimbursement of amounts drawn under any Letter of Credit, funding indemnification amounts, fees, expenses, indemnification or otherwise, (b) Lender Hedging Obligations and (c) Cash Management Obligations.

“Oil and Gas Interest(s)” means: (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including, without limitation, working, royalty and overriding royalty interests, mineral interests, leasehold interests, production payments, operating rights, net profits interests, other non-working interests, contractual interests, non-operating interests and rights in any pooled, unitized or communitized acreage by virtue of such interest being a part thereof; (b) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and contracts and agreements in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization, communitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), and surface interests, fee interests, reversionary interests, reservations and concessions related to any of the foregoing; (c) easements, rights-of-way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; (d) interests in oil, gas, water, disposal and injection wells, equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible or intangible, movable or immovable, real or personal property and fixtures located on, associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (e) all seismic, geological, geophysical and engineering records, data, information, maps, licenses and interpretations.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its certificate of formation or articles of organization, as amended, and its limited liability company agreement or operating agreement, as amended.

“Original Credit Agreement” means that certain Third Amended and Restated Credit Agreement dated January 14, 2009, by and among the Borrowers, certain affiliates of the Borrowers, the lenders party thereto and the Administrative Agent, as amended, supplemented or otherwise modified prior to the Effective Date.

“Original Loans” means the loans and other extensions of credit outstanding under the Original Credit Agreement as of the Effective Date.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 11.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Holders” means each of (i) Warburg Pincus & Co.; (ii) Paul M. Rady (“Rady”); (iii) Glen C. Warren, Jr. (“Warren”); (iv) Rady’s wife or Warren’s wife; (v) any lineal descendant of either Rady or Warren; (vi) the guardian or other legal representative of either Rady or Warren; (vii)  the estate of either Rady or Warren; (viii) any trust of which at least one of the trustees is either Rady or Warren, or the principal beneficiaries of which are any one or more of the Persons referred to in the preceding clauses (ii) through (vii); (ix) any Person that is controlled by any one or more of the Persons in the preceding clauses (i) through (viii); and (x) any group (within the meaning of the Exchange Act) that includes one or more of the Persons described in the preceding clauses (i) through (ix), provided that such Persons described in the preceding clauses (i) through (ix) control more than 50% of the total voting power of such group.

“Permitted Investments” means:

(a)                                  U.S. Government Securities;

(b)                                 investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)                                  investments in certificates of deposit, banker’s acceptances and time deposits maturing within twelve (12) months from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000 and whose long term certificates of deposit are rated at lest Aa3 by Moody’s or AA- by S&P;

(d)                                 fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in paragraph (a) above and entered into with a financial institution satisfying the criteria described in paragraph (c) above; and

(e)                                  money market or other mutual funds substantially all of whose assets comprise securities of the type described in paragraph (a) through (d) above and that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Liens” means:

(a)                                  statutory Liens for taxes, assessments or other governmental charges or levies which are not yet delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b)                                 landlords’, operators’, carriers’, warehousemen’s, repairmen’s, mechanics’, materialmen’s or other like Liens which do not secure Indebtedness, in each case only to the extent arising in the ordinary course of business and only to the extent securing obligations which are not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP;

(c)                                  minor defects and irregularities in title to any property, so long as such defects and irregularities neither secure Indebtedness nor materially impair the value of such property or the use of such property for the purposes for which such property is held;

(d)                                 deposits of cash or securities to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature (excluding appeal bonds) incurred in the ordinary course of business;

(e)                                  Liens under the Security Documents;

(f)                                    with respect only to property subject to any particular Security Document, Liens burdening such property which are expressly allowed by such Security Document;

(g)                                 contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, service agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by any Borrowers or any Restricted Subsidiary or materially impair the value of such Property subject thereto;

(h)                                 Liens on any property or asset acquired, constructed or improved by any Credit Party, securing Indebtedness permitted under Section 7.01(g), which (a) are in favor of the seller of such property or assets, in favor of the Person developing, constructing, or improving such asset or property, or in favor of the Person that provided the funding for the acquisition, development, construction, repair or improvement cost, as the case may be, of such asset or property, (b) except for any Sale and Leaseback Transaction permitted under Section 7.05(f), are created within 90 days after the acquisition, development, construction, repair or improvement, (c) secure the purchase price or development, construction, repair or improvement cost, as the case may be, of such asset or property in an amount up to 100% of the fair market value of such acquisition, construction or improvement of such asset or property, and (d) are limited to the asset or property so acquired, constructed or improved (including the proceeds thereof, accessions thereto, upgrades thereof and improvements thereto);

(i)                                     Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases;

(j)                                     Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrowers and the Restricted Subsidiaries in the ordinary course of business;

(k)                                  Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by any Borrowers or any Restricted Subsidiary to provide collateral to the depository institution;

(l)                                     easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property of any Borrowers or any Restricted Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such property for the purposes of which such property is held by any Borrowers or any Restricted Subsidiary or materially impair the value of such property subject thereto; and

(m)                               judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced.

“Permitted Refinancing” means any Indebtedness of any Credit Party, and Indebtedness constituting Guarantees thereof by any Credit Party, incurred or issued in exchange for, or the Net Cash Proceeds of which are used solely to extend, refinance, renew, replace, defease or refund, any Senior Notes, in whole or in part, from time to time; provided that (i) the principal amount of such Permitted Refinancing (or if such Permitted Refinancing is issued at a discount, the initial issuance price of such Permitted Refinancing) does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of any premiums, accrued and unpaid interest, fees and expenses incurred in connection therewith), (ii) such Permitted Refinancing does not provide for any scheduled repayment, mandatory redemption or payment of a sinking fund obligation prior to the date that is one year after the Maturity Date, (iii)  the covenant, default and remedy provisions of such Permitted Refinancing are not materially more onerous to the Credit Parties and their respective Subsidiaries than those imposed by the Existing Senior Notes, (iv)  the mandatory prepayment, repurchase and redemption provisions of such Permitted Refinancing are not materially more onerous to the Credit Parties and their respective Subsidiaries than those imposed by the Existing Senior Notes, (v) the non-default cash interest rate on the outstanding principal balance of such Permitted Refinancing does not exceed the prevailing market rate then in effect for similarly situated credits at the time such Permitted Refinancing is incurred, (vi) such Permitted Refinancing is unsecured, (vii) no Subsidiary of any Borrower is required to Guarantee such Permitted Refinancing unless such Subsidiary is (or concurrently with any such Guarantee becomes) a Guarantor hereunder, and (viii) to the extent such Permitted Refinancing is in the form of senior subordinated notes, the subordination provisions set forth therein are either (x) at least as favorable, taken as a whole, to the Secured Parties as the subordination provisions contained in the Senior Notes being refinanced in such Permitted Refinancing or (y) reasonably satisfactory to the Administrative Agent and the Majority Lenders.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means that certain Amended and Restated Pledge and Security Agreement, dated as of the Effective Date, in favor of the Administrative Agent for the benefit of the Secured Parties covering, among other things, the rights and interests of the Borrowers or any Restricted Subsidiary in the Equity Interests of each Restricted Subsidiary and otherwise in form and substance satisfactory to the Administrative Agent.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York, New York, each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.  THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE JPMORGAN CHASE BANK, N.A.’S LOWEST RATE.

“Projected Oil and Gas Production” means the projected production of oil or gas (measured by volume unit or BTU equivalent, not sales price) for the term of the contracts or a particular month, as applicable, from Oil and Gas Interests owned by the Credit Parties that are located in or offshore, if any, of the United States and that have attributable to them proved (and for purposes of Section 7.03(a)(ii) only, possible and probable) Oil and Gas Interests, as such production is projected in the Reserve Report most recently delivered, after deducting projected production from any Oil and Gas Interests sold or under contract for sale that had been included in such report and after adding projected production from any Oil and Gas Interests that had not been reflected in such report but that are reflected in a separate or supplemental reports meeting the requirements of such Section 6.01(d) or (f) and otherwise are reasonably satisfactory to Administrative Agent.

“Projections” means Holdings and its Consolidated Subsidiaries’ forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with the historical financial statements described in Section 4.04 and after giving effect to the Transactions, together with appropriate supporting details and a statement of underlying assumptions, and for the period from the Effective Date through December 31, 2012.

“Redetermination” means any Scheduled Redetermination or Special Redetermination.

“Redetermination Date” means each date on which the Borrowing Base is redetermined pursuant to the terms hereof, which shall be (a) with respect to any Scheduled Redetermination, on or about April 15 and October 15 of each year, commencing April 15, 2011, (b) with respect to any Special Redetermination requested by the Borrowers pursuant to Section 3.04, the first day of the first month which is not less than twenty (20) Business Days following the date of a request by the Borrowers for a Special Redetermination and (c) with respect to any Special Redetermination requested by the Required Lenders, the date notice of such Redetermination is delivered to the Borrowers pursuant to Section 3.05.

“Register” has the meaning assigned to such term in Section 11.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Credit Exposures and Unused Commitments representing at least sixty-six and two-thirds percent (66-2/3%) of the sum of the Aggregate Credit Exposure and the Aggregate Unused Commitment at such time or, if the Aggregate Commitment has been terminated, Lenders having Credit Exposures representing at least sixty-six and two-thirds percent (66-2/3%) of the Aggregate Credit Exposure of all Lenders at such time.

“Reserve Report” means an unsuperseded engineering analysis of the Borrowing Base Properties, in form and substance reasonably acceptable to the Administrative Agent, prepared in accordance with customary and prudent practices in the petroleum engineering industry.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Credit Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Credit Party or any option, warrant or other right to acquire any such Equity Interests in any Credit Party.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Sale and Leaseback Transaction” means any sale or other transfer of any property by any Person with the intent to lease such property as lessee.

“Scheduled Redetermination” means any redetermination of the Borrowing Base pursuant to Section 3.03.

“Secured Party” means the Administrative Agent, any Lender and any Lender Counterparty and any other holder of Obligations including any Cash Management Obligations and Lender Hedging Obligations, to the extent that such Lender Hedging Obligations were incurred when such Person was a Lender Counterparty.

“Security Agreement” means that certain Second Amended and Restated Security Agreement, dated as of the Effective Date, made by the Borrowers in favor of the Administrative Agent for the benefit of the Secured Parties covering, among other things, the rights and interests of the Borrowers in certain personal property, as amended, restated, supplemented or otherwise modified from time to time.

“Security Documents” means collectively, all Guarantees of the Obligations evidenced by the Loan Documents and all Mortgages, security agreements (including the Security Agreement), pledge agreements (including the Pledge Agreement), collateral assignments and other collateral documents covering the Oil and Gas Interests and the Equity Interests of the Restricted Subsidiaries and other personal property, equipment, oil and gas inventory and proceeds of the foregoing, all such documents to be in form and substance reasonably satisfactory to the Administrative Agent.

“Senior Notes” means (a) the Existing Senior Notes and (b) any senior or senior subordinated notes issued by any Credit Party in one or more transactions; provided that (i) the terms of such senior notes do not provide for any scheduled repayment, mandatory redemption (including any required offer to redeem) or payment of a sinking fund obligation prior to the date that is one year after the Maturity Date (except for any offer to redeem such senior notes required as a result of asset sales or the occurrence of a “Change of Control” under and as defined in the Indenture), (ii) the terms and conditions of such senior notes are, taken as a whole, substantially the same as those set forth in the Existing Senior Notes, (iii) the non-default interest rate on the outstanding principal balance of such senior notes does not exceed the prevailing market rate then in effect for similarly situated credits at the time such senior notes are issued, (iv) such senior notes are unsecured, (v) no Subsidiary of any Borrower is required to Guarantee the Indebtedness evidenced by such senior notes unless such Subsidiary is (or concurrently with any such Guarantee becomes) a Guarantor hereunder, and (vi) the subordination provisions of any senior subordinated notes are reasonably satisfactory to the Administrative Agent and the Majority Lenders.

“Senior Notes Documents” means any Senior Notes, the related Indenture and any documents or instruments contemplated by or executed in connection with any of them, in each case, as amended, modified, supplemented or otherwise restated from time to time to the extent permitted under Section 7.13.

“Special Redetermination” means any redetermination of the Borrowing Base made pursuant to Section 3.04.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be Consolidated with those of the parent in the parent’s Consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of any Borrower.

“Super-Majority Lenders” means, at any time, Lenders having Credit Exposures and Unused Commitments representing at least eighty percent (80%) of the sum of the Aggregate Credit Exposure and all Unused Commitments at such time or, if the Aggregate Commitment has been terminated, Lenders having Credit Exposures representing at least eighty percent (80%) of the Aggregate Credit Exposure of all Lenders at such time.

“Syndication Agent” means, so long as it is a Lender, Wells Fargo Bank, N.A. in its capacity as Syndication Agent.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Transactions” means the execution, delivery and performance by the Credit Parties of this Agreement and the Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unrestricted Subsidiary” means (a) any Subsidiary that shall be designated an Unrestricted Subsidiary by the Board of Directors of any Borrower in the manner provided below and (b) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of any Borrower may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries at the time of such designation or at any time thereafter (i) is a Material Domestic Subsidiary, (ii) owns or operates any Oil and Gas Interests included in the Borrowing Base Properties, or (iii) guarantees, or is a primary obligor of, any indebtedness, liabilities, or other obligations under any now existing or hereafter outstanding Senior Notes (or any Permitted Refinancing thereof).

“Unused Commitment” means, with respect to each Lender at any time, such Lender’s Commitment at such time minus such Lender’s Credit Exposure at such time.

“Unused Commitment Fee” has the meaning assigned to such term in Section 2.12(a).

“U.S. Government Securities” means direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency or instrumentality thereof to the extent such obligations are entitled to the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof.

“Withdrawal Liability” means the liability of any Credit Party or ERISA Affiliate to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02                                Types of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan” or an “ABR Loan”).  Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing” or an “ABR Borrowing”).

Section 1.03                                Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04                                Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if any Borrower notifies the Administrative Agent that such Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until  such notice shall have been withdrawn or such provision  amended in accordance herewith.

Section 1.05                                Oil and Gas Definitions.  For purposes of this Agreement, the terms “proved reserves,” “proved developed reserves,” “proved undeveloped reserves,” “proved developed nonproducing reserves” and “proved developed producing reserves,” have the meaning given such terms from time to time and at the time in question by the Society of Petroleum Engineers of the American Institute of Mining Engineers.

Section 1.06                                Time of Day.  Unless otherwise specified, all references to times of day shall be references to Central time (daylight or standard, as applicable).

ARTICLE II

The Credits

Section 2.01                                Commitments.  Subject to the terms and conditions set forth herein, each Lender that was a Lender under and as defined in the Original Credit Agreement agrees to continue the Original Loans and each Lender agrees to make one or more Loans to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Credit Exposure exceeding such Lender’s Applicable Percentage of the Aggregate Commitment or (b) the Aggregate Credit Exposure exceeding the Aggregate Commitment.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Loans.

Section 2.02                                Termination of the Aggregate Commitment and Reduction of the Maximum Facility Amount.

(a)                                  Unless previously terminated, the Aggregate Commitment shall terminate on the Maturity Date.

(b)                                 The Borrowers may at any time terminate the Aggregate Commitment, or from time to time reduce, the Maximum Facility Amount; provided that (i) each reduction of the Maximum Facility Amount shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrowers shall not terminate the Aggregate Commitment or reduce the Maximum Facility Amount if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10 and Section 2.11, the Aggregate Credit Exposure would exceed the Aggregate Commitment.

(c)                                  The Borrowers shall notify the Administrative Agent of any election to terminate the Aggregate Commitment or reduce the Maximum Facility Amount under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable; provided that a notice of termination of the Aggregate Commitments delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination of the Aggregate Commitment shall be permanent.  Any reduction of the Aggregate Commitment as a result of a reduction in the Maximum Facility Amount shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

Section 2.03                                [Reserved].

Section 2.04                                Loans and Borrowings.

(a)                                  Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)                                 Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrowers may request in accordance herewith.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c)                                  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e).  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve (12) Eurodollar Borrowings outstanding.

(d)                                 Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.05                                Requests for Borrowings.  To request a Borrowing, the Borrower Representative shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon on the date of the proposed Borrowing (so long as such date is a Business Day).  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower Representative.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.04:

(i)                                     the aggregate amount of the requested Borrowing;

(ii)                                  the date of such Borrowing, which shall be a Business Day;

(iii)                               whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)                              in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)                                 the location and number of the Borrowers’ account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.06                                Letters of Credit.

(a)                                  General.  Subject to the terms and conditions set forth herein, any Borrower may request the issuance of Letters of Credit for its own or the account of any Restricted Subsidiary in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower to, or entered into by any Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)                                 Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the Borrower Representative also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $50,000,000 and (ii) the Aggregate Credit Exposure shall not exceed the Aggregate Commitment.

(c)                                  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is thirty (30) days prior to the Maturity Date.

(d)                                 Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Aggregate Commitment, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                                  Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon on the date that such LC Disbursement is made, if the Borrowers shall have received notice of such LC Disbursement prior to 10:00 a.m. on such date, or, if such notice has not been received by the Borrowers prior to such time on such date, then not later than 12:00 noon on the Business Day immediately following the day that the Borrowers receive such notice; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.05 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing.  If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(f)                                    Obligations Absolute.  The Borrowers’ obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                                 Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Borrowers by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)                                 Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)                                     Replacement of the Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)                                     Cash Collateralization.

(i)                                     If any Event of Default shall occur and be continuing, on the Business Day that the Borrowers receive notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than sixty-six and two-thirds percent (66 2/3%) of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in the Cash Collateral Account an amount in cash equal to the total LC Exposure as of such date plus any accrued and unpaid interest thereon, if any; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in paragraph (h) or (i) of Article IX.

(ii)                                  All cash collateral provided by any Borrower or any other Credit Party pursuant to the request of the Administrative Agent in accordance with Section 2.22(c) shall be deposited in the Cash Collateral Account.

(iii)                               Deposits in the Cash Collateral Account made pursuant to either the foregoing paragraph (i) of this Section 2.06(j) or Section 2.22(c) shall be held by the Administrative Agent as collateral for the payment and performance of the Borrower’s obligations under this Agreement corresponding to the LC Exposure and each Credit Party hereby grants a security interest in such cash and each deposit account (including the Cash Collateral Account) into which such cash is deposited to secure the Obligations under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Cash Collateral Account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing sixty-six and two-thirds percent (66 2/3%) or more of the total LC Exposure), be applied to satisfy other Obligations under this Agreement and to the extent any excess remains after payment in full in cash of all Obligations and the termination of all Commitments, such excess shall be released to the Borrowers.

(iv)                              If the Borrowers are required to provide an amount of cash collateral pursuant to either paragraph (i) of this Section 2.06(j) or Section 2.22(c), such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within one Business Day after (x) in the case of cash collateral provided pursuant to Section 2.22(c), the date on which such cash collateral is no longer required pursuant to Section 2.22(c) and (y) in the case of cash collateral provided pursuant to paragraph (i) above, all Events of Default have been cured or waived.

Section 2.07                                Funding of Borrowings.

(a)                                  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m. to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to a deposit account of the Borrowers designated by the Borrower Representative in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.08                                Interest Elections.

(a)                                  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request; provided that all Borrowings on the Effective Date shall be ABR Borrowings.  Thereafter, the Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)                                 To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.05 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administration Agent and signed by the Borrower Representative.

(c)                                  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.04:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to paragraphs (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)                              if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(d)                                 Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                                  If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.09                                Repayment of Loans; Evidence of Debt.

(a)                                  Each Borrower hereby jointly and severally and unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                                  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)                                 The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e)                                  Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached hereto as Exhibit D.

Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

(f)                                    Each Borrower and each surety, endorser, guarantor and other party ever liable for payment of any sums of money payable under this Agreement, jointly and severally waive presentment and demand for payment, notice of intention to accelerate the maturity, protest, notice of protest and nonpayment, as to the payments due under this Agreement or any other Loan Document and as to each and all installments hereunder and thereunder, and agree that their liability under this Agreement or any other Loan Document shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, or by any release or change in any security for the payment of the Obligations, and hereby consent to any and all such renewals, extensions, indulgences, releases or changes.

Section 2.10                                Optional Prepayment of Loans.

(a)                                  The Borrowers shall have the right at any time and from time to time to prepay, without premium or penalty, any Borrowing in whole and or in part, in a minimum amount of $1,000,000 and integral multiples of $1,000,000 subject to prior notice in accordance with paragraph (b) of this Section 2.10.

(b)                                 The Borrower Representative shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m. three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m. one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination or reduction of the Aggregate Commitment as contemplated by Section 2.02, then such notice of prepayment may be revoked if such notice of termination or reduction is revoked in accordance with Section 2.02.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

Section 2.11                                Mandatory Prepayment of Loans.

(a)                                  In the event a Borrowing Base Deficiency exists as a result of a Scheduled Redetermination or Special Redetermination of the Borrowing Base, the Borrowers shall, within thirty (30) days after written notice from the Administrative Agent to the Borrowers of such Borrowing Base Deficiency, take any of the following actions or a combination thereof to eliminate the Borrowing Base Deficiency:

(i)                                     prepay, without premium or penalty, the principal amount of the Loans (and after all Loans are repaid in full, provide cash collateral in accordance with Section 2.06(j)) in an amount sufficient to eliminate such Borrowing Base Deficiency, such prepayment to be made in full on or before the 30th day after the Borrowers’ receipt of notice of such Borrowing Base Deficiency;

(ii)                                  notify the Administrative Agent that it intends to prepay, without premium or penalty (but subject to any funding indemnification amounts required by Section 2.16), the principal amount of such Borrowing Base Deficiency in not more than six (6) equal monthly installments plus accrued interest thereon and make the first such monthly payment on the 30th day after the Borrowers’ receipt of notice of such Borrowing Base Deficiency and the subsequent installments to be due and payable at one month intervals thereafter until such Borrowing Base Deficiency has been eliminated; or

(iii)                               give notice to Administrative Agent that Borrowers desire to provide Administrative Agent with deeds of trust, mortgages, security agreements, financing statements and other security documents in form and substance satisfactory to Administrative Agent, granting, confirming, and perfecting first and prior Liens or security interests in collateral acceptable to Required Lenders, to the extent needed to cover the Minimum Collateral Amount (as they in their reasonable discretion deem consistent with prudent oil and gas banking industry lending standards at the time) to an amount which eliminates such Borrowing Base Deficiency, and then provide such security documents within thirty (30) days after the Borrowers’ receipt of notice of such Borrowing Base Deficiency.  If Required Lenders determine that the giving of such security documents will not serve to eliminate such Borrowing Base Deficiency, then, within five (5) Business Days after receiving notice of such determination from Administrative Agent, Borrowers will make the prepayments specified in paragraph (ii) of this clause (a), including the payments which would have previously been made but for its election under this paragraph (iii) on the preceding 30th day.

(b)                                 In the event a Borrowing Base Deficiency occurs as a result of a reduction in the Borrowing Base pursuant to Section 3.06 upon an issuance of Senior Notes, the Borrowers shall prepay the Loans (and after all Loans are repaid in full, provide cash collateral in accordance with Section 2.06(j)) with the Net Cash Proceeds received as a result of the issuance of such Senior Notes on the Business Day on which it receives such Net Cash Proceeds to the extent necessary to eliminate such Borrowing Base Deficiency.

(c)                                  If any Borrower or any Restricted Subsidiary Disposes of any Borrowing Base Properties (whether pursuant to a Disposition of Equity Interests of a Restricted Subsidiary permitted pursuant to Section 7.05 or otherwise), the Borrowers shall prepay the Loans (and after all Loans are repaid in full, provide cash collateral in accordance with Section 2.06(j)) to the extent necessary to eliminate any Borrowing Base Deficiency that may exist or that may have occurred as a result of such Disposition on the next

Business Day following the day it or any Restricted Subsidiary receives the Net Cash Proceeds from such Disposition.

(d)                                 If any Borrower or any Restricted Subsidiary enters into a Hedge Modification, the Borrowers shall prepay the Loans (and after all Loans are repaid in full, provide cash collateral in accordance with Section 2.06(j)) to the extent necessary to eliminate any Borrowing Base Deficiency that may exist or that may have occurred as a result of such Hedge Modification on the next Business Day following the day it or any Restricted Subsidiary receives the Net Cash Proceeds from such Hedge Modification (or in the case of any Hedge Modification entered into by any Credit Party pursuant to Section 7.03(b)(y), on the next Business Day following the day the Borrowers receive notice from the Administrative Agent of the amount of any adjustment to the Borrowing Base made by the Required Lenders pursuant to Section 7.03(b)(y)(ii)).

(e)                                  Each prepayment of principal under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid.  Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

Section 2.12                                Fees.

(a)                                  The Borrowers agree to pay to the Administrative Agent, for the account of each Lender, an unused commitment fee (the “Unused Commitment Fee”) equal to 0.50% of the daily average of the Aggregate Unused Commitment.  Such Unused Commitment Fee shall be calculated on the basis of a year consisting of 360 days.  The Unused Commitment Fee shall be payable in arrears on the last day of March, June, September and December of each year, commencing with the first such date to occur after the Effective Date, and on the Maturity Date for any period then ending for which the Unused Commitment Fee shall not have been theretofore paid.  In the event the Aggregate Commitment terminates on any date other than the last day of March, June, September or December of any year, the Borrowers agree to pay to the Administrative Agent, for the account of each Lender, on the date of such termination, the pro rata portion of the Unused Commitment Fee due for the period from the last day of the immediately preceding March, June, September or December, as the case may be, to the date such termination occurs.

(b)                                 The Borrowers agree to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of each Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate equal to one-eighth percent (0.125%) per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Aggregate Commitment and the date on which there ceases to be any LC Exposure (but in no event less than $150 per annum), as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder; provided that no such individual fee shall exceed $500.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Aggregate Commitment terminates and any such fees accruing after the date on which the Aggregate Commitment terminates shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)                                  The Borrowers agree to pay to the Administrative Agent and the Arrangers, for their respective accounts, the fees set forth in the Fee Letters payable to the Administrative Agent and the Arrangers and such other fees payable in the amounts and at the times separately agreed upon between the Borrowers, the Administrative Agent and the Arrangers.

(d)                                 All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of Unused Commitment Fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

Section 2.13                                Interest.

(a)                                  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)                                 The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)                                  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, two percent (2%) plus the  rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, two percent (2%) plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)                                 Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Aggregate Commitment and on the Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period at a time when no Borrowing Base Deficiency exists), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)                                  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14                                Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)                                  the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)                                 the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.15                                Increased Costs.

(a)                                  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii)                                  impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)                                  A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16                                Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 2.17                                Taxes.

(a)                                  Any and all payments by or on account of any obligation of the Borrowers hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  The Borrowers shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)                                 As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, the Borrower Representative shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower Representative (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate.

(f)                                    If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrowers, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.

(g)                                 In the case of a Lender that would be subject to withholding tax imposed by FACTA on payments made on account of any obligation of the Borrowers hereunder if such Lender fails to comply with the applicable reporting requirements of FACTA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall provide such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may

be necessary for the Borrowers or the Administrative Agent to comply with their obligations under FACTA, to determine that such Lender has complied with such Lender’s obligations under FACTA or to determine the amount to deduct and withhold from any such payments.

Section 2.18                                Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)                                  The Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at Mail Code IL1-0010, 10 South Dearborn, Chicago, Illinois, 60603-2003, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 2.15, Section 2.16, Section 2.17 and Section 11.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in Dollars.

(b)                                 If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest, fees and other Obligations then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties; provided that, notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, in the event such funds are received by and available to the Administrative Agent as a result of the exercise of any rights and remedies with respect to any collateral under the Security  Documents or as a result of any distribution made pursuant to a bankruptcy proceeding of any Credit Party or any plan of reorganization confirmed in any such proceeding, such funds shall be applied (A) first to any fees and reimbursements due Administrative Agent hereunder or under any other Loan Document, (B) then ratably to the payment of the Obligations (other than Cash Management Obligations), including unreimbursed LC Disbursements (in the manner set forth above) and the Lender Hedging Obligations until such Obligations are paid in full, and (C) then to the payment of Cash Management Obligations.  The Administrative Agent shall have no responsibility to determine the existence or amount of Lender Hedging Obligations or Cash Management Obligations and may reserve from the application of amounts under this Section amounts distributable in respect of Lender

Hedging Obligations or Cash Management Obligations until it has received evidence satisfactory to it of the existence and amount of such Lender Hedging Obligations or Cash Management Obligations.

(c)                                  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to any Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d)                                 Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                                  Notwithstanding anything to the contrary herein, if any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(d) or Section 2.06(e), Section 2.07(b), Section 2.18(d) or Section 11.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.19                                Mitigation Obligations; Replacement of Lenders.

(a)                                  If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

(c)                                  If (i) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions of this Agreement or any other Loan Document that requires approval of all of the Lenders, each Lender or each Lender affected thereby under Section 11.02, the consent of the Required Lenders shall have been obtained but the consent of one or more such other Lenders (each a “Non-Consenting Lender”) whose consent is required has not been obtained, (ii) notwithstanding anything to the contrary contained in Section 3.03, in connection with any increase in the Borrowing Base, the consent of the Super-Majority Lenders shall have been obtained but the consent of all of the Lenders has not been obtained (any non-consenting Lender, a “Non-Consenting Borrowing Base Lender”), or (iii) any Lender becomes a Defaulting Lender; then the Borrowers may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, elect to replace such Non-Consenting Lender, Non-Consenting Borrowing Base Lender or Defaulting Lender, as the case may be, as a Lender party to this Agreement in accordance with and subject to the restrictions contained in, and consents required by Section 11.04; provided that (x) the Borrowers shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, and (y) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts).  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply or, in the case of a Defaulting Lender, such Lender is no longer a Defaulting Lender.

Section 2.20                                Borrower Representative.  Each Borrower hereby appoints Antero as its contractual representative, hereunder and under each other Loan Document, for all purposes, including requesting borrowings and receiving account statements and other notices and communications to the Borrowers (or any of them) from the Administrative Agent or any Lender.  The Administrative Agent and the Lenders may rely, and shall be fully protected in relying, on any request for borrowing, disbursement instruction, report, information or any other notice or communication made or given by such Person, whether in its own name, on behalf of any other Borrower or on behalf of “the Borrowers,” and neither the Administrative Agent nor any Lender shall have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such request, instruction, report, information, notice or communication, nor shall the joint and several character of the Borrowers’ liability for the Obligations be affected.  The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative on behalf of the Borrowers pursuant to this Section 2.20.

Section 2.21                                Joint and Several Liability.  The Obligations shall constitute one joint and several direct and general obligation of the Borrowers.  Notwithstanding anything to the contrary contained herein, each of the Borrowers shall be jointly and severally, with each other Borrower, directly and unconditionally liable to the Administrative Agent and the Lenders for all Obligations and shall have the obligations of co-maker with respect to the Loans, any promissory notes issued pursuant to Section 2.09(e), and the other Obligations, it being agreed that the advances to each Borrower inure to the benefit of all Borrowers, and that the Administrative

Agent and the Lenders are relying on such joint and several liability of the Borrowers as co-makers in extending the Loans hereunder.

Section 2.22                                Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender.

(a)                                  Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a).

(b)                                 The Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, the Super-Majority Lenders, the Required Lenders or the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.02), provided that (i) any waiver, consent, amendment or modification requiring the consent of such Lender or each affected Lender shall require the consent of such Defaulting Lender, (ii) any waiver, consent, amendment or modification requiring the consent of each Lender shall require the consent of such Defaulting Lender (except in respect of any increases in the Borrowing Base or the Maximum Facility Amount), and (iii) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender.

(c)                                  If any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)                                     all or any part of such LC Exposure of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum (without duplication) of all Non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all Non-Defaulting Lenders’ Commitments, (y) the sum of each Non-Defaulting Lender’s Credit Exposure plus its reallocated share of such Defaulting Lender’s LC Exposure does not exceed such Non-Defaulting Lender’s Commitment, and (z) the conditions set forth in Section 5.02 are satisfied at that time;

(ii)                                  if the reallocation described in clause (i) above cannot, or can only partially, be effected, then the Borrowers shall, within one (1) Business Day following notice by the Administrative Agent, cash collateralize for the benefit of the Issuing Bank only the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)                               if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, then the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b)

with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)                              if the LC Exposure of the Non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and 2.12(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Applicable Percentages; and

(v)                                 if all or any portion of such Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is cash collateralized and/or reallocated.

(d)                                 So long as such Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure of such Letter of Credit and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.22(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.22(c)(i) (and Defaulting Lenders shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Bank shall not be required to issue, amend, or increase any Letter of Credit, unless the Issuing Bank shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Bank to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrowers and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date, such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

Borrowing Base

Section 3.01                                Initial Borrowing Base.  During the period from the Effective Date until the first Redetermination after the Effective Date, the Borrowing Base shall be $550,000,000 (the “Initial Borrowing Base”).  Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Sections 3.06, 7.03 and 7.05.

Section 3.02                                Reserve Report.  As soon as available and in any event by April 1 and October 1 of each year, commencing April 1, 2011, the Borrowers shall deliver to the Administrative Agent and each Lender a Reserve Report, prepared as of the first day of the month immediately preceding the date such report is due, in form and substance reasonably satisfactory to the Administrative Agent and prepared by an Approved Petroleum Engineer (or, in the case of any Reserve Report due on any date other than April 1 of each year, by petroleum engineers employed by the Borrowers or an Approved Petroleum Engineer), said Reserve Report to utilize economic and pricing parameters established from time to time by the Administrative Agent, together with such other information, reports and data concerning the value of the Borrowing Base Properties as the Administrative Agent shall deem reasonably necessary to determine the value of such Borrowing Base Properties.  Simultaneously with the delivery to the Administrative Agent and the Lenders of each Reserve Report, the Borrowers shall submit to the Administrative Agent and each Lender the Borrowers’ requested amount of the Borrowing Base as of the next Redetermination Date.  Promptly after the receipt by the Administrative Agent of such Reserve Report and the Borrowers’ requested amount for the Borrowing Base, the Administrative Agent shall submit to the Lenders a recommended amount of the Borrowing Base to become effective for the period commencing on the next Redetermination Date.

Section 3.03                                Scheduled Redeterminations of the Borrowing Base; Procedures and Standards.  Based in part on the Reserve Reports made available to the Administrative Agent and the Lenders pursuant to Section 3.02, the Lenders shall redetermine the Borrowing Base on or prior to the next Redetermination Date (or such date promptly thereafter as reasonably possible based on the engineering and other information available to the Lenders).  Any Borrowing Base which becomes effective as a result of any Redetermination of the Borrowing Base shall be subject to the following restrictions: (a) such Borrowing Base shall not exceed the amount of the Borrowing Base requested by the Borrowers, (b) to the extent such Borrowing Base represents an increase in the Borrowing Base in effect prior to such Redetermination, such Borrowing Base must be approved by all Lenders, and (c) to the extent such Borrowing Base represents a decrease in the Borrowing Base in effect prior to such Redetermination or a reaffirmation of such prior Borrowing Base, such Borrowing Base must be approved by the Administrative Agent and Required Lenders.  If a redetermined Borrowing Base is not approved by the Administrative Agent and Required Lenders within fifteen (15) days after the submission to the Lenders by the Administrative Agent of its recommended Borrowing Base pursuant to Section 3.02, or by all Lenders within such fifteen (15) day period in the case of any increase in the Borrowing Base, the Administrative Agent shall notify each Lender that the recommended Borrowing Base has not been approved and request that each Lender submit to the Administrative Agent within ten (10) days thereafter its proposed Borrowing Base.  Promptly following the tenth day after the Administrative Agent’s request for each Lender’s proposed Borrowing Base, the Administrative Agent shall determine the Borrowing Base for such Redetermination by calculating the highest Borrowing Base then acceptable to the Administrative Agent and a number of Lenders sufficient to constitute Required Lenders (or all Lenders in the case of an increase in the Borrowing Base).  Each Redetermination shall be made by the Lenders in their sole discretion, but based on the Administrative Agent’s and such Lender’s usual and customary procedures for evaluating Oil and Gas Interests as such exist at the time of such Redetermination, and including adjustments to reflect the effect of any Hedging Contracts of the Borrowers and the Restricted Subsidiaries as such exist at the time of such Redetermination.  The Borrowers acknowledge and agree that each Redetermination shall be based upon the loan collateral value which the Administrative Agent and each Lender in its sole discretion (using such methodology, assumptions and discount rates as the Administrative Agent and such Lender customarily uses in assigning collateral value to Oil and Gas Interests) assigns to the Borrowing Base Properties at the time in question and based upon such other credit factors consistently applied (including, without limitation, the assets, liabilities, cash flow, interest note changes, business, properties, prospects, management and ownership of the Credit Parties) as the Administrative Agent and such Lender customarily considers in evaluating similar oil and gas credits.  If the Borrowers do not furnish all information, reports and data required to be delivered by any date specified in this Article III, unless such failure is not the fault of the Borrowers, the Administrative Agent and Lenders may nonetheless designate the Borrowing Base at any amounts which the Administrative Agent and Lenders in their reasonable discretion determine and may redesignate the Borrowing Base from time to time thereafter until the Administrative Agent and Lenders receive all such information, reports and data, whereupon the Administrative Agent and Lenders shall designate a new Borrowing Base, as described above.  IT IS EXPRESSLY UNDERSTOOD THAT THE ADMINISTRATIVE AGENT AND LENDERS HAVE NO OBLIGATION TO DESIGNATE THE BORROWING BASE AT ANY PARTICULAR AMOUNTS, EXCEPT IN THE EXERCISE OF THEIR DISCRETION, WHETHER IN RELATION TO THE MAXIMUM FACILITY AMOUNT OR OTHERWISE.

Section 3.04                                Special Redeterminations.  In addition to Scheduled Redeterminations and any adjustments made by the Required Lenders to the Borrowing Base pursuant to Section 7.03 and Section 7.05, (a) the Borrowers may request a Special Redetermination of the Borrowing Base once between each Scheduled Redetermination and (b) the Required Lenders may request a Special Redetermination once between each Scheduled Redetermination.  Any request by Borrowers pursuant to this Section 3.04 shall be submitted to the Administrative Agent and each Lender and at the time of such request (or within fifteen (15) days thereafter in the case of the Reserve Report) Borrowers shall (1) deliver to the Administrative Agent and each Lender a Reserve Report prepared as of a date prior to the date of such request that is reasonably acceptable to the Administrative Agent and such other information which the Administrative Agent shall reasonably request, and (2) notify the Administrative Agent and each Lender of the Borrowing Base requested by Borrowers in connection with such Special Redetermination.  Any request by Required Lenders pursuant to this Section 3.04 shall be submitted to the Administrative Agent and the Borrowers. Any Special Redetermination shall be made by the Administrative Agent and Lenders in accordance with the procedures and standards set forth in Section 3.03; provided that no Reserve Report is required to be delivered to the Administrative Agent or the Lenders in connection with any Special Redetermination requested by the Required Lenders pursuant to this Section 3.04.

Section 3.05                                Notice of Redetermination.  Promptly following any Redetermination of the Borrowing Base, the Administrative Agent shall notify the Borrowers of the amount of the redetermined Borrowing Base, which Borrowing Base shall be effective as of the date specified in such notice, and such Borrowing Base shall remain in effect for all purposes of this Agreement until the next Redetermination.

Section 3.06                                Additional Reductions in Borrowing Base.  Unless otherwise waived in writing by the Required Lenders, upon the issuance of any Senior Notes by any Credit Party in accordance with Section 7.01(h) (other than any Permitted Refinancing that extends, refinances, renews, replaces, defeases or refunds existing Senior Notes), the Borrowing Base then in effect shall automatically be reduced by $250 for each $1,000 in stated principal amount of such Senior Notes on the date such Senior Notes are issued.

ARTICLE IV

Representations and Warranties

Each Borrower represents and warrants to the Lenders that:

Section 4.01                                Organization; Powers.  Each Credit Party and each Restricted Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary.

Section 4.02                                Authorization; Enforceability.  The Transactions are within each Credit Party’s corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate, limited liability company or partnership and, if required, stockholder action.  This Agreement has been duly executed and delivered by each Credit Party and this Agreement and the other Loan Documents, when duly executed are delivered, constitute the legal, valid and binding obligations of each Credit Party, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 4.03                                Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect or have been made or to be made in connection with the filing of the Security Documents to secure the Obligations, (b) will not violate any applicable law or regulation or the charter, by-laws or other Organizational Documents of any Borrower or any Restricted Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement, instrument, license, order or permit binding upon any Borrower or any Restricted Subsidiary or any of their respective assets, or give rise to a right thereunder to require any payment to be made by any Borrower or any Restricted Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of any Borrower or, any Restricted Subsidiary other than Permitted Liens.

Section 4.04                                Financial Condition; No Material Adverse Change.

(a)                                  The Borrower Representative has heretofore furnished to the Lenders (i) the audited Consolidated balance sheet and related statements of income, members’ equity and cash flows of Holdings and its Consolidated Subsidiaries as of and for the fiscal year ended December 31, 2009, reported on by KMPG, LLP, independent public accountants, and (ii) the unaudited Consolidated balance sheet and related statements of income, members’ equity and cash flows of Holdings and its Consolidated Subsidiaries as of and for the fiscal quarter ended June 30, 2010, certified by its Financial Officer to the effect that such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in paragraph (ii) above.

(b)                                 Since December 31, 2009, no event or circumstance which has had or could reasonably be expected to have a Material Adverse Effect has occurred.

Section 4.05                                Intellectual Property.  Each Borrower and each Restricted Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by such Borrower and such Restricted Subsidiaries, as the case may be, does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.06                                Litigation and Environmental Matters.

(a)                                  There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrowers, threatened against or affecting any Borrower or any Restricted Subsidiary, (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b)                                 Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Borrower nor any Restricted Subsidiary, to any Borrower’s knowledge, (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any claim with respect to any Environmental Liability.

Section 4.07                                Compliance with Laws and Agreements.  Each Borrower and each Restricted Subsidiary is in compliance with all Laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.08                                Investment Company Status.  No Borrower and no Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 4.09                                Taxes.  Each Borrower and each Restricted Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 4.10                                ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $500,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $500,000 the fair market value of the assets of all such underfunded Plans.

Section 4.11                                Disclosure.  Each Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any Restricted Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the other reports, financial statements, certificates or other information furnished by or on behalf of any Borrower or any Restricted Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the date made or deemed made; provided that, with respect to projected financial information, each Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time.

Section 4.12                                Labor Matters.  There are no strikes, lockouts or slowdowns against any Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of any Borrower, threatened that could reasonably be expected to have a Material Adverse Effect.  The hours worked by and payments made to employees of each Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Law dealing with such matters to the extent that such violation could reasonably be expected to have a Material Adverse Effect.

Section 4.13                                Capitalization.  Schedule 4.13 lists, as of the Effective Date, (a) each Subsidiary that is an Unrestricted Subsidiary, (b) for each Borrower, its full legal name, its jurisdiction of organization and its federal tax identification number, and (c) for each Restricted Subsidiary, its full legal name, its jurisdiction of organization, its federal tax identification number and the number of shares of capital stock or other Equity Interests outstanding and the owner(s) of such shares or Equity Interests.  As of the Effective Date, Holdings owns all of the issued and outstanding Equity Interests of each Borrower.

Section 4.14                                Margin Stock.  No Borrower and no Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

Section 4.15                                Title to Properties; Licenses.  Each Credit Party and each Restricted Subsidiary has good and defensible title to, or valid leasehold interests in or rights to exploit under farmout agreements, all of the Collateral owned or leased by such Person.  All of each Credit Party and each Restricted Subsidiary’s other material properties and assets necessary or used in the ordinary conduct of its business, are free and clear of all Liens, encumbrances, or adverse claims other than Permitted Liens and free of all impediments to the use of such properties and assets in the ordinary course of such Person’s business, except that no representation or warranty, express, implied or statutory, is made with respect to any oil, gas or mineral property which is not a Borrowing Base Property.  Each Credit Party and each Restricted Subsidiary owns the net revenue interests in production attributable to the wells and units evaluated in the most recently delivered Reserve Report.  The ownership of such properties does not in the aggregate in any material respect obligate such Credit Party or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of such properties in an amount materially in excess of the working interest of such properties set forth in the most recently delivered Reserve Report.  Upon delivery of each Reserve Report furnished to the Lenders pursuant to Section 6.01(f), the statements made in the preceding sentences of this section and in Section 4.19 shall be true in all material respects with respect to such Reserve Report.

Section 4.16                                Insurance.  The certificate signed by the Financial Officer that attests to the existence and adequacy of, and summarizes, the property and casualty insurance program maintained by the Credit Parties that has been furnished by the Borrower Representative to the Administrative Agent and the Lenders as of the Effective Date, is complete and accurate in all material respects as of the Effective Date and demonstrates the Borrowers’ and the Restricted Subsidiaries’ compliance with Section 6.05.

Section 4.17                                Solvency.

(a)                                  Immediately after the consummation of the Transactions and immediately following the making of the initial Borrowing, if any, made on the Effective Date and after giving effect to the application of the proceeds thereof, (1) the fair value of the assets of the Credit Parties on a combined basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Credit Parties on a combined basis; (2) the present fair saleable value of the real and personal property of the Credit Parties on a combined basis will be greater than the amount that will be required to pay the probable liability of the Credit Parties on a combined basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (3) the Credit Parties on a combined basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (4) the Credit Parties on a combined basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(b)                                 The Credit Parties do not intend to, and do not believe that they will, incur debts beyond their ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it and the timing of the amounts of cash to be payable on or in respect of its Indebtedness.

Section 4.18                                Leases and Contracts; Performance of Obligations.  To the best of each Borrower’s knowledge, the leases, contracts, servitudes and other agreements forming a part of the Borrowing Base Properties are in full force and effect.  No Borrower has received a written notice of default under any such contracts or agreements that remains uncured that could reasonably be expected to result in a Material Adverse Effect.  Except for any rents, royalties and other payments that in the aggregate do not exceed $1,000,000 or are being contested in compliance with Section 6.04, all rents, royalties and other payments due and payable under such leases, contracts, servitudes and other agreements, or under any Permitted Liens, or otherwise attendant to the ownership or operation of any Oil and Gas Interests, have been properly and timely paid.  No Credit Party has received written notice of a default that remains uncured with respect to its obligations (and no Credit Party has received written notice of any default by any third party with respect to such third party’s obligations) under any such leases, contracts, servitudes and other agreements, or under any Permitted Liens, or otherwise attendant to the ownership or operation of any part of the Borrowing Base Properties, where such default could reasonably be expected to materially and adversely affect the ownership or operation of such Borrowing Base Properties.  No Credit Party is currently accounting for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) less favorable to such Credit Party than proceeds received by such Credit Party (calculated at the well) from sale of production, and no Credit Party has any liability (or alleged liability) to account for the same on any such less favorable basis that could reasonably be expected to result in a Material Adverse Effect.

Section 4.19                                Sale of Production.  Except (a) as required by law, (b) offsetting, netting and other similar arrangements entered into in the ordinary course of business and (c) as set forth in Schedule 4.19, (i) no Oil and Gas Interest is subject to any contractual or other arrangement whereby payment for production is or can be deferred for a substantial period after the month in which such production is delivered (in the case of Crude Oil, not in excess of sixty (60) days, and in the case of Natural Gas, not in excess of ninety (90) days) and (ii) no Oil and Gas Interest is subject to any contractual or other arrangement whereby payments are made to a Credit Party or Restricted Subsidiary other than by checks, drafts, wire transfer advises or other similar writings, instruments or communications for the immediate payment of money.  Except for production sales contracts and other agreements relating to the marketing of production that are listed on Schedule 4.19, no Oil and Gas Interest is subject to any long-term contract or any other arrangement for the sale of production (or otherwise related to the marketing of production) which provides for fixed prices which cannot be canceled on 120 days’ (or less) notice without material penalty.  Except as set forth in Schedule 4.19, no Credit Party, has received prepayments (including payments for gas not taken pursuant to “take or pay” or other similar arrangements) for any Hydrocarbons produced or to be produced from any Oil and Gas Interests after the date hereof.  Except as set forth in Schedule 4.19, no Oil and Gas Interest is subject to any “take or pay” or other similar arrangement (A) which can be satisfied in whole or in part by the production or transportation of gas from other properties or (B) as a result of which production from any Oil and Gas Interest may be required to be delivered to one or more third parties without payment (or without full payment) therefor as a result of payments made, or other actions taken, with respect to other properties.  No Oil and Gas Interest is subject to a gas balancing arrangement under which one or more third parties may take a portion of the production attributable to such Oil and Gas Interest without payment (or without full payment) therefor as a result of production having been taken from, or as a result of other actions or inactions with respect to, other properties.  No Oil and Gas Interest is subject at the present time to any regulatory refund obligation and, to the best of each Credit Party’s knowledge, no facts exist which might cause the same to be imposed.

Section 4.20                                Operation of Oil and Gas Interests.  The Oil and Gas Interests (and all properties unitized therewith) are being (and, to the extent the same could adversely affect the ownership or operation of the Oil and Gas Interests after the date hereof, have in the past been) maintained, operated and developed in a good and workmanlike manner, in accordance with prudent industry standards and in compliance with (a) all applicable Laws, (b) all oil, gas or other mineral leases and other material contracts and agreements forming a part of the Oil and Gas Interests and (c) the Permitted Liens, except with respect to clauses (a), (b) and (c) above, where the failure to so comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  To the best of each Borrower’s knowledge, no Oil and Gas Interest is subject to having allowable production after the date hereof reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the date hereof.  There are no dry holes, or otherwise inactive wells, located on the Borrowing Base Properties, except for wells that have been or are in the process of being properly plugged and abandoned.  Each Credit Party and each Restricted Subsidiary has all governmental licenses and permits necessary or appropriate to own and operate its material Oil and Gas Interests.  No Credit Party nor any Restricted Subsidiary has received written notice of any violations in respect of any such licenses or permits that could reasonably be expected to result in a Material Adverse Effect.

Section 4.21                                Ad Valorem and Severance Taxes; Title Litigation.  No Credit Party has received a written notice of a material default with respect to any ad valorem taxes assessed against its Oil and Gas Interests or any part thereof and all production, severance and other taxes assessed against, or measured by, the production or the value, or proceeds, of the production therefrom.  There are no suits, actions, written claims, investigations, written inquiries, proceedings or demands pending (or, to any Credit Party’s knowledge, threatened in writing) which might affect the Oil and Gas Interests, including any which challenge or otherwise pertain to any Credit Party’s title to any Borrowing Base Property or rights to produce and sell Crude Oil and Natural Gas therefrom that could reasonably be expected to result in a Material Adverse Effect.

ARTICLE V

Conditions

Section 5.01                                Effective Date.  The obligations of the Lenders and Lender Counterparties to continue the Original Loans and the obligations of the Lenders to make Loans and of the Issuing Bank to permit the Letters of Credit issued under the Original Credit Agreement to remain outstanding and to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.02):

(a)                                  The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)                                 The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Vinson & Elkins LLP, counsel for the Credit Parties, substantially in the form of Exhibit B, and covering such other matters relating to the Credit Parties, this Agreement or the Transactions as the Majority Lenders shall reasonably request.  The Credit Parties hereby request such counsel to deliver such opinion.

(c)                                  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization of the Transactions and any other legal matters relating to the Credit Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d)                                 The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of each Borrower, confirming that the Credit Parties have (i) complied with the conditions set forth in paragraphs (a), (b) and (d) of Section 5.02, (ii) complied with the conditions set forth in paragraph (k) of this Section 5.01, and (iii) complied with the covenants set forth in Section 6.05 (and demonstrating such compliance by the attachment of an insurance summary and insurance certificates evidencing the coverage described in such summary).

(e)                                  The Administrative Agent shall have received the Security Agreement and Pledge Agreement duly executed by all parties thereto and in form and substance satisfactory to the Administrative Agent.

(f)                                    The Administrative Agent, the Lenders and the Arrangers shall have received all fees and other amounts due and payable on or prior to the Effective Date under this Agreement and the Fee Letters, and, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder, including all reasonable fees, expenses and disbursements of counsel for the Administrative Agent to the extent invoiced on or prior to the Effective Date, together with such additional amounts as shall constitute such counsel’s reasonable estimate of expenses and disbursements to be incurred by such counsel in connection with the recording and filing of Mortgages (and/or amendments to existing Mortgages) and financing statements; provided, that, such estimate shall not thereafter preclude further settling of accounts between the Borrowers and the Administrative Agent.

(g)                                 The Administrative Agent shall have received promissory notes duly executed by Borrowers for each Lender that has requested the delivery of a promissory note pursuant to and in accordance with Section 2.09(e).

(h)                                 In the event any Loans are made on the Effective Date, the Administrative Agent shall have received a Borrowing Request acceptable to the Administrative Agent and in accordance with Section 2.05 setting forth the Loans requested by the Borrowers on the Effective Date, the Type and amount of each Loan and the accounts to which such Loans are to be funded; provided that all Borrowings on the Effective Date shall be ABR Borrowings.

(i)                                     If the initial Borrowing includes the issuance of a Letter of Credit, the Administrative Agent shall have received a written request in accordance with Section 2.06 of this Agreement.

(j)                                     The Administrative Agent and the Lenders shall have received the financial statements described in Section 4.04(a) and the Projections.

(k)                                  The Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent, that effective upon the consummation of the Transactions, Aggregate Credit Exposure will not exceed the Aggregate Commitment.

(l)                                     The Administrative Agent shall have received Mortgages and title information, in each case, reasonably satisfactory to the Administrative Agent with respect to the Borrowing Base Properties, or the portion thereof, as required by Sections 6.09 and 6.10.

(m)                               The Administrative Agent shall have received such financing statements as Administrative Agent shall specify to fully evidence and perfect all Liens contemplated by the Loan Documents, all of which shall be filed of record in such jurisdictions as the Administrative Agent shall require in its sole discretion.

(n)                                 The Administrative Agent shall have received a capitalization chart for Holdings setting forth as of the Effective Date the number of shares of capital stock or other Equity Interests outstanding and the owner(s) of such shares or Equity Interests.

(o)                                 The Administrative Agent shall have received such other instruments and documents incidental and appropriate to the transaction provided for herein as the Administrative Agent or its special counsel may reasonably request prior to the Effective Date, and all such documents shall be in form and substance satisfactory to the Administrative Agent.

The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to continue the Original Loans and the obligations of the Lenders to make Loans and of the Issuing Bank to permit the Letters of Credit issued under the Original Credit Agreement to remain outstanding and to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 11.02) at or prior to

3:00 p.m. on November 30, 2010 (and, in the event such conditions are not so satisfied or waived, the Aggregate Commitment shall terminate at such time).

Section 5.02                                Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)                                  The representations and warranties of each Credit Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(b)                                 At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)                                  At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Borrowing Base Deficiency exists or would be caused thereby.

(d)                                 At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no event or circumstance which could reasonably be expected to have a Material Adverse Effect shall have occurred.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b), (c) and (d) of this Section.

ARTICLE VI

Affirmative Covenants

Until the Aggregate Commitment has expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Credit Party covenants and agrees with the Lenders that:

Section 6.01                                Financial Statements; Other Information.  The Borrower Representative will furnish to the Administrative Agent and each Lender:

(a)                                  within ninety (90) days after the end of each fiscal year of Holdings, the audited Consolidated balance sheet and related statements of operations, members’ equity and cash flows of Holdings and its Consolidated Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by an independent public accounting firm reasonably acceptable to Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such Consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its Consolidated Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied;

(b)                                 within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, (i) the Consolidated balance sheet and related statements of operations, member’s equity and cash flows of Holdings and its Consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, such Consolidated financial statements shall be certified by Holdings’ Financial Officer as presenting fairly in all material respects the financial condition and results of operations of Holdings and its Consolidated Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)                                  concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate in a form reasonably acceptable to Administrative Agent signed by a Financial Officer of Holdings (i) certifying (A) that he or she has reviewed the Loan Documents and (B) as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.11 and Section 7.12;

(d)                                 as soon as available, and in any event within sixty (60) days after the end of each fiscal quarter, a report describing by lease or unit the gross volume of production and sales attributable to production during such previous fiscal quarter from the properties described in the most recent Reserve Report and describing the related severance taxes, other taxes, leasehold operating expenses, and capital costs attributable thereto and incurred during such previous fiscal quarter;

(e)                                  if requested by Administrative Agent, within sixty (60) days after the end of each fiscal quarter, a list, by name and address, of those Persons who have purchased production during such fiscal quarter from the Oil and Gas Interests, giving each such purchaser’s owner number for the Credit Parties and each such purchaser’s property number for each such Oil and Gas Interest;

(f)                                    as soon as available, and in any event no later than April 1 and October 1 of each year, and promptly following notice of a Special Redetermination requested by the Borrowers under Section 3.04, the Reserve Reports required on such dates pursuant to Section 3.02.  The Reserve Report shall be reasonably satisfactory to Administrative Agent, shall take into account any “over-produced” status under gas balancing arrangements, and shall contain information and analysis comparable in scope to that contained in the Reserve Report used to determine the Initial Borrowing Base.  The Reserve Report shall distinguish (or shall be delivered together with a certificate from an appropriate officer of each Borrower which distinguishes) those properties treated in the report which are Mortgaged Properties from those properties treated in the report which are not Mortgaged Properties;

(g)                                 together with the Reserve Reports required under paragraph (f) above, a report, in reasonable detail, setting forth the Hedging Contracts then in effect, the notional volumes of and prices for, on a monthly basis and in the aggregate, the Crude Oil and Natural Gas for each such Hedging Contract and the term of and counterparties to each such Hedging Contract;

(h)                                 as soon as available, and in any event within ninety (90) days after the end of each fiscal year, a business and financial plan for each Borrower, together with a capital expenditure schedule for each Borrower (in form consistent with previous business and financial plans previously provided to Administrative Agent under the Original Credit Agreement), setting forth for the first year thereof, monthly or quarterly financial projections and budgets for such Borrower, and thereafter yearly financial projections and budgets during the Availability Period;

(i)                                     if any Borrower or any of their respective Restricted Subsidiaries makes an Acquisition or Disposition of assets during any fiscal quarter and such assets are included in the calculation of Consolidated EBITDAX for such fiscal quarter, the Borrower Representative shall deliver to Administrative Agent and Lenders, together with the financial statements described in Section 6.01(a) or (b), as applicable, pro forma financial statements of Holdings for such period prepared on a Consolidated basis as if such assets had been acquired or Disposed of, as applicable, on the first day of such fiscal quarter;

(j)                                     [Reserved];

(k)                                  [Reserved];

(l)                                     concurrently with the delivery of the Reserve Reports required under paragraph (f) above and from time to time at the Borrowers’ election; supplements to Schedule 4.19 to the extent necessary to ensure any such representations and warranties relating to Schedule 4.19 are true and correct in all material respects; provided that such supplements shall not include disclosure of any contract, agreement, arrangement, event, occurrence, condition or other information which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; provided further that the delivery or receipt of such subsequent disclosure shall not constitute a waiver by the Administrative Agent or any Lender or a cure of any Default or Event of Default resulting in connection with the matters disclosed on such supplement; and

(m)                               promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Credit Party, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request, including, without limitation, the delivery of consolidating financial statements of Holdings and its Subsidiaries.

Section 6.02           Notices of Material Events.  The Borrower Representative will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)           as soon as possible, but in any event within five (5) days of obtaining knowledge thereof, the occurrence of any Default;

(b)           as soon as possible, but in any event within thirty (30) days after the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Credit Party or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)           as soon as possible, but in any event within thirty (30) days after becoming aware of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers and the Restricted Subsidiaries in an aggregate amount exceeding $5,000,000;

(d)           as soon as possible, but in any event within thirty (30) days after any notice or claim to the effect that any Credit Party is or may be liable to any Person as a result of the release by any Credit Party, or any other Person of any Hazardous Material into the environment, which could reasonably be expected to have a Material Adverse Effect;

(e)           as soon as possible, but in any event within thirty (30) days after any notice alleging any violation of any Environmental Law by any Credit Party, which could reasonably be expected to result in liability in excess of $5,000,000;

(f)            as soon as possible, but in any event within thirty (30) days after the receipt by any Borrower or any Restricted Subsidiary of any management letter or comparable analysis prepared by the auditors for any Borrower or any such Restricted Subsidiary;

(g)           as soon as possible, but in any event within thirty (30) days after any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(h)           at least twenty (20) Business Days prior to any changes of any Credit Party’s type of organization or state of formation under the Uniform Commercial Code.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of each Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.03           Existence; Conduct of Business.  Each Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and will qualify to do business in all states or jurisdictions where required by law, except where the failure to so qualify could not reasonably be expected to result in a Material Adverse Change; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.04 or any sale, conveyance or other transfer permitted under Section 7.05.

Section 6.04           Payment of Obligations.  Each Borrower will, and will cause each Restricted Subsidiary to, timely pay its obligations, including Tax liabilities before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 6.05           Maintenance of Properties; Insurance.  Each Borrower will, and will cause each Restricted Subsidiary and use commercially reasonable efforts to cause each operator of Borrowing Base Properties to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, in accordance with prudent industry standards in the surrounding area and in compliance in all material respects with all laws and all applicable contracts, servitudes, leases and agreements, and from time make all appropriate repairs, renewals and replacements needed to enable the business and operations carried on in connection therewith to be promptly and advantageously conducted at all times consistent with such Person’s past practices and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. On or prior to the Effective Date and thereafter, upon request of the Administrative Agent, the Borrowers will furnish or cause to be furnished to the Administrative Agent from time to time a summary of the respective insurance coverage of each Borrower and its Restricted Subsidiaries in form and substance reasonably satisfactory to the Administrative Agent, and, if requested, will furnish the Administrative Agent copies of the applicable policies.  The Borrowers will cause any insurance policies covering any such property to be endorsed (x) to provide that such policies may not be cancelled, reduced or affected in any manner for any reason without ten (10) days prior notice to Administrative Agent, (y) to name the Administrative Agent as an additional insured (in the case of all liability insurance policies) and loss payee (in the case of all casualty and property insurance policies), and (z) to provide for such other matters as the Lenders may reasonably require.

Section 6.06           Books and Records; Inspection Rights.  Each Borrower will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  Each Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.  If no Event of Default exists at the time of any such visit and inspection, the Administrative Agent will give forty-eight (48) hours written notice to such Borrower or Restricted Subsidiary prior to such visit and inspection.

Section 6.07           Compliance with Laws.  Each Borrower will, and will cause each Restricted Subsidiary to comply in all material respects with all Laws, rules, regulations and orders of any Governmental Authority applicable to it or its property.

Section 6.08           Use of Proceeds and Letters of Credit.  The proceeds of the Loans will be used only to (a) pay the fees, expenses and transaction costs of the Transactions and (b) finance the working capital needs of the Borrowers, including capital expenditures, and for general corporate purposes of the Borrowers and the Guarantors, in the ordinary course of business, including the exploration, development and/or acquisition of Oil and Gas Interests, together with ancillary transportation, gathering, compression and processing assets and the marketing and sale of Hydrocarbons produced.  No part of the proceeds of any Loan will be used, whether directly or indirectly, to purchase or carry any margin stock (as defined in Regulation U issued by the Federal Reserve Board).  Letters of Credit will be issued only to support general corporate purposes of the Borrowers and the Restricted Subsidiaries.

Section 6.09           Security.  Each Borrower will, and will cause each Guarantor to, execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, (a) Mortgages together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements (each duly authorized and executed, as applicable) as the Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect Liens in Oil and Gas Interests having an Engineered Value equal to or greater than the Minimum Collateral Amount and (b) security agreements in form and substance reasonably acceptable to the Administrative Agent together with such other assignments, conveyances, amendments, agreements and other writings, including, without limitation, UCC-1 financing statements (each duly authorized and executed, as applicable) and control agreements as the Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect Liens in certain personal property of each Borrower or such Restricted Subsidiary, as the case may be, subject only to Permitted Liens.  Within 45 days after the Effective Date (or such longer time as acceptable to the Administrative Agent in its sole discretion), the Borrowers agree to execute and deliver, or cause to be executed and delivered, such amendments to, or amendment and restatements of, the Mortgages, in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent may reasonably require in connection with the Transactions.

Section 6.10           Title Data.  Each Borrower will, and will cause each Guarantor to, deliver to the Administrative Agent such existing opinions of counsel and other evidence of title as the Administrative Agent shall deem reasonably necessary or appropriate to verify the title of the Credit Parties to not less than eighty percent (80%) of the Minimum Collateral Amount.

Section 6.11           Operation of Oil and Gas Interests.

(a)           Each Borrower will, and will cause each Restricted Subsidiary to, maintain, develop and operate its Oil and Gas Interests in a good and workmanlike manner, and observe and comply in all material respects with all of the terms and provisions, express or implied, of all oil and gas leases relating to such Oil and Gas Interests so long as such Oil and Gas Interests are capable of producing Hydrocarbons and accompanying elements in paying quantities.

(b)           Each Borrower will, and will cause each Restricted Subsidiary to, comply in all material respects with all contracts and agreements applicable to or relating to its Oil and Gas Interests or the production and sale of Hydrocarbons and accompanying elements therefrom.

Section 6.12           Restricted Subsidiaries.  In the event any Person is or becomes a Restricted Subsidiary, the Borrowers will (a) promptly take all action necessary to comply with Section 6.13, (b) promptly take all such action and execute and deliver, or cause to be executed and delivered, to the Administrative Agent all such opinions, documents, instruments, agreements, and certificates similar to those described in Section 5.01(b) and Section 5.01(c) that the Administrative Agent may reasonably request, and (c) promptly cause any such Restricted Subsidiary to (i) become a party to this Agreement, the Security Agreement and the Pledge Agreement and Guarantee the Obligations by executing and delivering to the Administrative Agent a Counterpart Agreement in the form of Exhibit C, (ii) grant to the Administrative Agent, for the benefit of the Lenders, a Lien on and security interest in all Oil and Gas Interests of such Restricted Subsidiary, if any, required to comply with Section 6.09 and (iii) deliver all title opinions and other information, if any, required to comply with Section 6.10.  Upon delivery of any such Counterpart Agreement to the Administrative Agent, notice of which is hereby waived by each Credit Party, such Restricted Subsidiary shall be a Guarantor and shall be as fully a party hereto as if such Restricted Subsidiary were an original signatory hereto.  Each Credit Party expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Credit Party hereunder.  This Agreement shall be fully effective as to any Credit Party that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Credit Party hereunder.  With respect to each such Restricted Subsidiary, the Borrowers shall promptly send to the Administrative Agent written notice setting forth with respect to such Person the date on which such Person became a Restricted Subsidiary of such Borrower, and supplement the data required to be set forth in the Schedules to this Agreement as a result of the acquisition or creation of such Restricted Subsidiary; provided that such supplemental data must be reasonably acceptable to the Administrative Agent and Required Lenders.

Section 6.13           Pledged Equity Interests.  On the date hereof and at the time hereafter that any Restricted Subsidiary of any Borrower is created or acquired or any Unrestricted Subsidiary becomes a Restricted Subsidiary, the Borrowers and the Subsidiaries (as applicable) shall execute and deliver to the Administrative Agent for the benefit of the Secured Parties, a pledge agreement (or an amendment or amendment and restatement of the existing Pledge Agreement), in form and substance reasonably acceptable to the Administrative Agent, from the Borrowers and/or the Subsidiaries (as applicable) covering all Equity Interests owned by the Borrowers or such Restricted Subsidiaries in such Restricted Subsidiaries, together with all certificates (or other evidence acceptable to Administrative Agent) evidencing the issued and outstanding Equity Interests of each such Restricted Subsidiary of every class owned by such Credit Party (as applicable) which, if certificated, shall be duly endorsed or accompanied by stock powers executed in blank (as applicable), as Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect a first priority security interest in the issued and outstanding Equity Interests owned by Borrowers or any Restricted Subsidiary in each Restricted Subsidiary; provided that in no event shall any Borrower or any Restricted Subsidiary be required to pledge more than sixty-five percent (65%) of the voting Equity Interests of any Subsidiary that is not a Domestic Subsidiary.

Section 6.14           [Reserved].

Section 6.15           Further Assurances.  Each Borrower agrees to deliver and to cause each of its Subsidiaries to deliver, to further secure the Obligations whenever requested by Administrative Agent in its sole and absolute discretion, deeds of trust, mortgages, chattel mortgages, security agreements, financing statements and other Security Documents in form and substance satisfactory to Administrative Agent for the purpose of granting, confirming, and perfecting first and prior liens or security interests in any real or personal property which is at such time Collateral or which was intended to be Collateral pursuant to any Security Document previously executed and not then released by Administrative Agent.

Section 6.16           Production Proceeds.  Notwithstanding that, by the terms of the various Security Documents, the Credit Parties are and will be granting a security interest to Administrative Agent in all as-extracted collateral (referred to as the “Production Proceeds” in the Security Documents) accruing to the Oil and Gas Interest mortgaged thereby, the Credit Parties may continue to receive from the purchasers of production all such Production Proceeds until such time as an Event of Default has occurred and is continuing and the Administrative Agent gives written notice to operators and/or purchasers of production to pay the Administrative Agent.  Upon the occurrence of an Event of Default, Administrative Agent may exercise all rights and remedies granted under the Security Documents, including the right to obtain possession of all Production Proceeds then held by the Credit Parties or to receive directly from the purchasers of production all other Production Proceeds.  In no case shall any failure, whether purposed or inadvertent, by Administrative Agent or Lenders to collect directly any such Production Proceeds constitute in any way a waiver, remission or release of any of their rights under the Security Documents, nor shall any release of any Production Proceeds by Administrative Agent or Lenders to the Credit Parties constitute a waiver, remission, or release of any other Production Proceeds or of any rights of Administrative Agent or Lenders to collect other Production Proceeds thereafter.

Section 6.17           Leases and Contracts; Performance of Obligations.  Each Credit Party will, and will cause each Restricted Subsidiary to, maintain in full force and effect all oil, gas or mineral leases, contracts, servitudes and other agreements forming a part of any Oil and Gas Interests, to the extent the same cover or otherwise relate to such Oil and Gas Interest, and each Credit Party and each Restricted Subsidiary will timely perform all of its obligations thereunder.  Each Credit Party and each Restricted Subsidiary will properly and timely pay all rents, royalties and other payments due and payable under any such leases, contracts, servitudes and other agreements, or under the Permitted Liens, or otherwise attendant to its ownership or operation of any Oil and Gas Interest.  Each Credit Party and each Restricted Subsidiary will promptly notify Administrative Agent of any material claim (or any conclusion by such Credit Party or such Restricted Subsidiary) that such Credit Party or such Restricted Subsidiary is obligated to account for any royalties, or overriding royalties or other payments out of production, on a basis

(other than delivery in kind) less favorable to such Credit Party or such Restricted Subsidiary than proceeds received by such Credit Party or such Restricted Subsidiary (calculated at the well) from sale of production.

ARTICLE VII
Negative Covenants

Until the Aggregate Commitment has expired or terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each Credit Party covenants and agrees with the Lenders that:

Section 7.01           Limitation on Indebtedness.  No Credit Party will, nor will it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Indebtedness except:

(a)           the Obligations;

(b)           unsecured Indebtedness among the Credit Parties arising in the ordinary course of business;

(c)           Indebtedness arising under Hedging Contracts permitted under Section 7.03;

(d)           Cash Management Obligations; provided that (i) the aggregate outstanding amount of all Cash Management Obligations does not exceed at any time the lesser of (x) $10,000,000 and (y) the amount of Cash Management Obligations permitted under the Indenture, and (ii) any and all documents, agreements and instruments rendering any Cash Management Obligations shall be in form and substance satisfactory to the Administrative Agent;

(e)           Indebtedness arising under a $25,000,000 note due 2013 associated with an acquisition to be completed on or prior to December 31, 2010; provided that such Indebtedness is unsecured and subordinated in right of payment to the payment in full of the Obligations on terms and conditions satisfactory to the Administrative Agent and the non-default interest rate on the principal amount of such Indebtedness does not exceed 9% per annum;

(f)            Guarantees by any Credit Party or any Restricted Subsidiary of the Indebtedness permitted under paragraph (h) and (i) of this Section 7.01;

(g)           Indebtedness of the Credit Parties incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that the aggregate principal amount of Indebtedness permitted by this paragraph (g) shall not exceed $30,000,000 at any time outstanding;

(h)           subject to any adjustment to the Borrowing Base required under Section 3.06 and any mandatory prepayment required under Section 2.11(b), Indebtedness of any Credit Party resulting from the issuance of Senior Notes and any Permitted Refinancing thereof; provided that at the time of and immediately after giving effect to each issuance of such Senior Notes or any Permitted Refinancing thereof, (x) no Default shall have occurred and be continuing and (y) the Borrowers are in pro forma compliance with the financial covenants set forth in Sections 7.11 and 7.12 as of the last day of the most recently ended fiscal quarter for which the financial statements and compliance certificate required under Section 6.01 have been delivered to the Administrative Agent and the Lenders as if such issuance (and any concurrent repayment of Indebtedness) had occurred on such day; and

(i)            miscellaneous items of unsecured Indebtedness of the Credit Parties not described in paragraph (a) through (h), including obligations to pay the financing for the purchase price or deferred premiums with respect to certain Hedge Contracts permitted under Section 7.03(a)(ii), which do not in the aggregate (taking into account all such Indebtedness of the Credit Parties) exceed $30,000,000 at any one time outstanding.

Section 7.02           Limitation on Liens.  Except for Permitted Liens, no Credit Party will, nor will it permit any of its Restricted Subsidiaries to, create, assume or permit to exist any Lien upon any of the properties or assets which it now owns or hereafter acquires.

Section 7.03           Hedging Contracts.

(a)           No Credit Party will, nor will it permit any of its Restricted Subsidiaries to, be a party to or in any manner be liable on any Hedging Contract except:

(i)            swaps and collars entered into in the ordinary course of business, and not for speculative purposes, with the purpose and effect of fixing prices or reducing or fixing basis or transportation price differentials on Crude Oil or Natural Gas expected to be produced by the Credit Parties; provided that at all times: (i) no such contract shall have a term of more than sixty (60) months; (ii) except for the Liens granted under the Security Documents to secure Lender Hedging Obligations, no such contract requires any Credit Party to put up money, assets, or other security (other than letters of credit) against the event of its nonperformance prior to actual default by such Credit Party in performing its obligations thereunder, (iii) each such contract is with a counterparty or has a guarantor of the obligation of the counterparty which at the time the contract is made is an Approved Counterparty, and (iv) the aggregate monthly production for each of Crude Oil and Natural Gas, calculated separately, covered by all such contracts (other than basis or transportation price differential swaps for volumes of Natural Gas included under other Hedging Contracts permitted under this clause (i)) to which any Credit Party is a party (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Administrative Agent) for any single month does not in the aggregate exceed the Applicable Hedge Percentage (as defined below) of the Credit Parties’ aggregate Projected Oil and Gas Production anticipated to be sold during such month in the ordinary course of the Credit Parties’ businesses for such month.

As used in this subsection (a), “Applicable Hedge Percentage” means on the date that any Credit Party enters into any Hedging Contract (the “Measurement Date”), the percentage set forth below for any month during the applicable period of measurement set forth below:

Period	Percentage
First year after the Measurement Date	85%
Second year after Measurement Date	75%
Third year after Measurement Date	65%
Fourth year after Measurement Date	55%
Fifth year after Measurement Date	45%

(ii)           puts or floors entered into in the ordinary course of business, and not for speculative purposes, with the purpose and effect of establishing minimum prices on Crude Oil or Natural Gas expected to be produced by the Credit Parties; provided that at all times: (i) no such contract shall have a term of more than sixty (60) months, (ii) except for the Liens granted under the Security Documents to secure Lender Hedging Obligations, no such contract requires any Credit Party to put up money, assets, or other security (other than letters of credit) against the event of its nonperformance prior to actual default by such Credit Party in performing its obligations thereunder, (iii) each such contract is with a counterparty or has a guarantor of the obligation of the counterparty who at the time the contract is made is an Approved Counterparty, (iv) there exists no deferred obligation to pay the related premium or other purchase price for such floor or the only deferred obligation is to pay the financing for such premium or other purchase price and such deferred obligation is permitted under Section 7.01(k), and (v) the aggregate monthly production for each of Crude Oil and Natural Gas, calculated separately, covered by all such contracts to which any Credit Party is a party (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Administrative Agent) for any single month does not in the aggregate exceed one hundred percent (100%) of the Credit Parties’ aggregate Projected Oil and Gas Production anticipated to be sold during such month in the ordinary course of the Credit Parties’ businesses for such month; and

(iii)          contracts entered into by a Credit Party in the ordinary course of business, and not for speculative purposes, with the purpose and effect of fixing interest rates on a principal amount of Indebtedness of such Credit Party that is accruing interest at a variable rate, provided that (i) the aggregate notional amount of such contracts never exceeds one hundred percent (100%) of the anticipated outstanding principal balance of the Indebtedness to be hedged by such contracts or an average of such principal balances calculated using a generally accepted method of matching interest swap contracts to declining principal balances, (ii) the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding Indebtedness to be hedged by such contract and (iii) each such contract is with an Approved Counterparty.

(b)           If any Credit Party enters into any Hedge Modification, the Borrower Representative shall provide the Administrative Agent with written notice of such Hedge Modification within three (3) Business Days thereafter, setting forth, in reasonable detail, the terms of such Hedge Modification; provided that no Hedge Modification may be made by any Credit Party if the economic effect (as determined by the Administrative Agent) of all Hedge Modifications entered into since the most recent Scheduled Redetermination (or at any time during the period from the Effective Date until the first Scheduled Redetermination after the Effective Date, since the Effective Date) exceeds, in the aggregate for all Credit Parties, five percent (5%) of the Borrowing Base then in effect, unless (x) such Credit Party shall have received the prior written consent of the Required Lenders or (y)(i) at the time of and after giving effect to any such Hedge Modification, no Default exists, (ii) the Borrowing Base is adjusted by an amount equal to the economic effect of all such Hedge Modifications as determined by the Required Lenders and (iii) the Borrowers prepay the Loans or provide cash collateral to the extent required by Section 2.11(d) as a result of such Hedge Modifications.

Section 7.04           Limitation on Mergers, Issuances of Securities.  No Credit Party will, nor will it permit any of its Restricted Subsidiaries to, merge or consolidate with or into any other Person, except that any Restricted Subsidiary or any Borrower may be merged into or Consolidated with another Restricted Subsidiary or Borrower, so long as a Borrower or Guarantor, as applicable, is the surviving business entity, and at least one Borrower exists.  No Restricted Subsidiary of any Borrower will issue any additional Equity Interests except to such Borrower or a Restricted Subsidiary of such Borrower and only to the extent not otherwise forbidden under the terms hereof.

Section 7.05           Limitation on Dispositions of Property.  No Credit Party will, nor will it permit any of its Restricted Subsidiaries to, Dispose of any of the Borrowing Base Properties or the Equity Interests of any Restricted Subsidiary or any material interest therein, or discount, sell, pledge or assign any notes payable to it, accounts receivable or future income, or enter into any Sale and Leaseback Transaction except:

(a)           equipment which is worthless or obsolete or which is replaced by equipment of equal suitability and similar value;

(b)           inventory (including Crude Oil and Natural Gas sold as produced and seismic data) which is replaced and/or sold in the ordinary course of business on ordinary trade terms;

(c)           Equity Interests of any Subsidiary of any Borrower transferred to any Credit Party;

(d)           acreage-swap agreements; provided that (x) such acreage swap agreement provides for such Credit Party or Restricted Subsidiary, as the case may be, to receive good and defensible title to acreage having a reasonable equivalent value to the value of the acreage exchanged by such Credit Party or Restricted Subsidiary, (y) the Administrative Agent shall have received from such Credit Party or Restricted Subsidiary at least ten (10) days’ prior notice of the closing of any such acreage swap agreement and (z) such Credit Party or Restricted Subsidiary and the Administrative Agent shall have made mutually satisfactory arrangements for the release of the Liens granted under the Security Documents and for the grant of a Lien on the proved reserves associated with the properties under the Security Documents upon the closing of such exchange to the extent required to comply with Section 6.09;

(e)           assets of any Credit Party to another Credit Party;

(f)            Sale and Leaseback Transactions in which the liability for any lease incurred by any Credit Party is a Capital Lease Obligation permitted under Section 7.01(g);

(g)           Hedge Modifications to the extent permitted under Section 7.03;

(h)           the Disposition of any Borrowing Base Property (whether pursuant to a Disposition of all, but not less than all, of the Equity Interests of any Restricted Subsidiary or otherwise) which is Disposed of for fair consideration to a Person; provided that no Borrowing Base Property may be Disposed of by any Credit Party (whether pursuant to a Disposition of all, but not less than all, of the Equity Interests of any Restricted Subsidiary or otherwise) if the Engineered Value (as determined by the Administrative Agent) of all Borrowing Base Properties Disposed of since the most recent Scheduled Redetermination (or at any time during the period from the Effective Date until the first Scheduled Redetermination after the Effective Date, since the Effective Date) exceeds, in the aggregate for all Credit Parties, five percent (5%) of the Borrowing Base then in effect unless (x) such Credit Party shall have received the prior written consent of the Required Lenders or (y)(i) at the time of and after giving effect to any such Disposition, no Default exists, (ii) the Borrower Representative provides the Administrative Agent with at least fifteen (15) days prior written notice of such Disposition, setting forth in reasonable detail the Borrowing Base Properties that are subject to such Disposition, and such Disposition is consummated prior to the next Redetermination of the Borrowing Base, (iii) the consideration received from any such Disposition is at least equal to the fair market value of the Borrowing Base Properties subject to such Disposition, as reasonably determined in good faith by the board of directors of such Credit Party and, if requested by the Administrative Agent, the Borrowers shall deliver to the Administrative Agent a certificate of a Financial Officer of such Credit Party certifying to that effect; (iv) at least 80% of the consideration received by the Credit Parties in respect of any such Disposition is cash or cash equivalents, (v) the Borrowing Base is adjusted by an amount equal to the Engineered Value of all

Borrowing Base Properties Disposed of since the most recent Scheduled Redetermination (or at any time during the period from the Effective Date until the first Scheduled Redetermination after the Effective Date, since the Effective Date) as determined by the Required Lenders, and (vi) the Borrowers prepay the Loans or provide cash collateral to the extent required by Section 2.11(c) as a result of such Dispositions; or

(i)            the Disposition or settlement of notes or accounts receivable from insolvent account debtors.

Section 7.06           Limitation on Dividends and Redemptions.  No Credit Party will, nor will it permit any of its Restricted Subsidiaries to, declare or make any Restricted Payment, other than Restricted Payments payable to Borrowers or to Guarantors that are Subsidiaries of a Borrower; provided that (a) in connection with the exchange of all of the Borrowers’ Equity Interests by the holders thereof for Equity Interests of Holdings, each Borrower may repurchase employee stock options issued under stock option plans then being terminated in an aggregate amount not to exceed $4,500,000 during the thirty day period following the one year anniversary of the termination of such stock option plans and (b) the Borrowers may make one or more Restricted Payments in respect of their Equity Interests in an aggregate amount not to exceed $25,000,000 so long as on the date of and after giving effect to any such Restricted Payment (i) no Default has occurred and is continuing and (ii) Borrowing Base Usage is less than 90%.

Section 7.07           Limitation on Investments and New Businesses.  No Credit Party will, nor will it permit any of its Restricted Subsidiaries to, (a) make any expenditure or commitment or incur any obligation or enter into or engage in any transaction except in the ordinary course of business, (b) engage directly or indirectly in any business or conduct any operations except in connection with or incidental to its present businesses and operations, or (c) make any acquisitions of or capital contributions to or other Investments in any Person, other than (i) Permitted Investments and (ii) investments in the Equity Interests of any Restricted Subsidiary.

Section 7.08           Limitation on Credit Extensions.  Except for Permitted Investments and intercompany Indebtedness permitted under Section 7.01(b), no Credit Party will, nor will it permit any of its Restricted Subsidiaries to, extend credit, make advances or make loans to any Person.

Section 7.09           Transactions with Affiliates.  No Credit Party will, nor will it permit any of its Restricted Subsidiaries to, engage in any material transaction with any of its Affiliates on terms which are less favorable to it than those which would have been obtainable at the time in arm’s-length dealing with Persons other than such Affiliates, provided that such restriction shall not apply to transactions among Credit Parties.

Section 7.10           Prohibited Contracts; Negative Pledge.  Except as expressly provided for in the Loan Documents and the Senior Notes Documents (or any documents evidencing or relating to any Permitted Refinancing), no Credit Party will, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, create, or otherwise allow to exist any contract or other consensual restriction on the ability of any Credit Party or any Restricted Subsidiary to: (a) pay dividends or make other distributions to another Credit Party or any Restricted Subsidiary, (b) redeem Equity Interests held in it by another Restricted Subsidiary, (c)

repay loans and other Indebtedness owing by it to another Credit Party or any Restricted Subsidiary, (d) transfer any of its assets to another Credit Party, or (e) grant Liens to Administrative Agent to secure the Obligations.  Except as otherwise disclosed on Schedule 4.19, the Credit Parties will not, and will not permit any Restricted Subsidiary to, enter into any “take-or-pay” contract or other contract or arrangement for the purchase of goods or services which obligates it to pay for such goods or service regardless of whether they are delivered or furnished to it.  The Credit Parties will not, and will not permit any Restricted Subsidiary to, amend or permit any amendment to any contract or lease which releases, qualifies, limits, makes contingent or otherwise detrimentally affects, in any material respect, the rights and benefits of Administrative Agent or any Lender under or acquired pursuant to any Security Documents.

Section 7.11           Current Ratio.  At the end of each fiscal quarter ending on or after December 31, 2010, the Consolidated Current Ratio will not be less than 1.0 to 1.0.

Section 7.12           Leverage Ratio.

(a)           At the end of each fiscal quarter ending on or after December 31, 2010 and on or before September 30, 2011, the Leverage Ratio will not be greater than 4.25 to 1.00.

(b)           At the end of each fiscal quarter ending on or after December 31, 2011, the Leverage Ratio will not be greater than 4.00 to 1.00.

As used herein, with respect to any fiscal quarter, “Leverage Ratio” means the ratio of (i) the sum of the Consolidated Funded Indebtedness of Holdings as of the end of such fiscal quarter, minus the Capital Call Amount to (ii) the sum of the Consolidated EBITDAX of Holdings for the trailing four fiscal quarter period ending on the last day of such fiscal quarter.

Section 7.13           Senior Notes Restrictions.  No Credit Party will, nor will any Credit Party permit any Restricted Subsidiary to, (a) except for the regularly scheduled payments of interest required under the Senior Notes Documents, directly or indirectly, retire, redeem, defease, repurchase or prepay prior to the scheduled due date thereof any part of the principal of, or interest on, the Senior Notes (or any Permitted Refinancing thereof); provided that so long as no Default has occurred and is continuing or would be caused thereby, the Borrower may retire, redeem, defease, repurchase or prepay the Senior Notes (i) with the proceeds of any Permitted Refinancing permitted pursuant to Section 7.01(h), (ii) with the net cash proceeds of any issuance of Equity Interests of Holdings or (iii) pursuant to an asset sale tender offer with the Net Cash Proceeds of any Disposition to the extent required by the terms of the Indenture, but in any event subject to compliance by the Credit Parties with (x) any prepayment of the Obligations required by any consent of the Lenders to such Disposition and (y) any mandatory prepayment of the Obligations required under Section 2.11 after giving effect to any adjustments made by the Required Lenders to the Borrowing Base pursuant to Section 7.05, or (b) enter into or permit any supplement, modification or amendment of, or waive any right or obligation of any Person under, any Senior Notes Document or any document governing any Permitted Refinancing of the Senior Notes if the effect thereof would be to (i) shorten its average life or maturity, (ii) increase the rate or shorten any period for payment of interest thereon, (iii) cause any covenant, default or remedy provisions contained therein to be materially more onerous on any Credit Party or any

Restricted Subsidiary, (iv) cause any mandatory prepayment, repurchase or redemption provisions contained therein to be materially more onerous on any Credit Party or any Restricted Subsidiary, (v) alter the subordination provisions, if any, with respect to any of the Senior Notes Documents, or (vi) result in any Subsidiary of any Borrower Guaranteeing the Senior Notes unless such Subsidiary is (or concurrently with any such Guarantee becomes) a Guarantor hereunder.

ARTICLE VIII
Guarantee of Obligations

Section 8.01           Guarantee of Payment.  Each Guarantor unconditionally and irrevocably guarantees to the Administrative Agent for the benefit of the Secured Parties, the punctual payment of all Obligations now or which may in the future be owing by any Credit Party (the “Guaranteed Liabilities”).  This Guarantee is a guaranty of payment and not of collection only.  The Administrative Agent shall not be required to exhaust any right or remedy or take any action against the Borrowers or any other Person or any collateral.  The Guaranteed Liabilities include interest accruing after the commencement of a proceeding under bankruptcy, insolvency or similar laws of any jurisdiction at the rate or rates provided in the Loan Documents, or the Hedging Contracts between any Credit Party and any Secured Party, as the case may be, regardless of whether such interest is an allowed claim.  Each Guarantor agrees that, as between the Guarantor and the Administrative Agent, the Guaranteed Liabilities may be declared to be due and payable for the purposes of this Guarantee notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards any Borrower or any other Guarantor and that in the event of a declaration or attempted declaration, the Guaranteed Liabilities shall immediately become due and payable by each Guarantor for the purposes of this Guarantee.

Section 8.02           Guarantee Absolute.  Each Guarantor guarantees that the Guaranteed Liabilities shall be paid strictly in accordance with the terms of this Agreement and the Hedging Contracts.  The liability of each Guarantor hereunder is absolute and unconditional irrespective of:  (a) any change in the time, manner or place of payment of, or in any other term of, all or any of the Loan Documents or the Guaranteed Liabilities, or any other amendment or waiver of or any consent to departure from any of the terms of any Loan Document or Guaranteed Liability, including any increase or decrease in the rate of interest thereon; (b) any release or amendment or waiver of, or consent to departure from, any other guaranty or support document, or any exchange, release or non-perfection of any collateral, for all or any of the Loan Documents or Guaranteed Liabilities; (c) any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of any Loan Document or Guaranteed Liability; (d) without being limited by the foregoing, any lack of validity or enforceability of any Loan Document or Guaranteed Liability; and (e) any other setoff, defense or counterclaim whatsoever (in any case, whether based on contract, tort or any other theory) with respect to the Loan Documents or the transactions contemplated thereby which might constitute a legal or equitable defense available to, or discharge of, the Borrowers or a Guarantor.

Section 8.03           Guarantee Irrevocable.  This Guarantee is a continuing guaranty of the payment of all Guaranteed Liabilities now or hereafter existing under this Agreement and the

Hedging Contracts and shall remain in full force and effect until payment in full of all Guaranteed Liabilities and other amounts payable hereunder and until this Agreement and the Hedging Contracts are no longer in effect or, if earlier, when the Guarantor has given the Administrative Agent written notice that this Guarantee has been revoked; provided that any notice under this Section shall not release the revoking Guarantor from any Guaranteed Liability, absolute or contingent, existing prior to the Administrative Agent’s actual receipt of the notice at its branches or departments responsible for this Agreement and the Hedging Contracts and reasonable opportunity to act upon such notice.

Section 8.04           Reinstatement.  This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Liabilities is rescinded or must otherwise be returned by any Secured Party on the insolvency, bankruptcy or reorganization of any Borrower or any other Credit Party, or otherwise, all as though the payment had not been made.

Section 8.05           Subrogation.  No Guarantor shall exercise any rights which it may acquire by way of subrogation, by any payment made under this Guarantee or otherwise, until all the Guaranteed Liabilities have been paid in full and this Agreement and the Hedging Contracts are no longer in effect.  If any amount is paid to the Guarantor on account of subrogation rights under this Guarantee at any time when all the Guaranteed Liabilities have not been paid in full, the amount shall be held in trust for the benefit of the Secured Parties and shall be promptly paid to the Administrative Agent to be credited and applied to the Guaranteed Liabilities, whether matured or unmatured or absolute or contingent, in accordance with the terms of this Agreement and the Hedging Contracts.  If any Guarantor makes payment to any Secured Party of all or any part of the Guaranteed Liabilities and all the Guaranteed Liabilities are paid in full and this Agreement and the Hedging Contracts are no longer in effect, such Secured Party shall, at such Guarantor’s request, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Liabilities resulting from the payment.

Section 8.06           Subordination.  Without limiting the rights of the Secured Parties under any other agreement, any liabilities owed by any Borrower to any Guarantor in connection with any extension of credit or financial accommodation by any Guarantor to or for the account of the Borrowers, including but not limited to interest accruing at the agreed contract rate after the commencement of a bankruptcy or similar proceeding, are hereby subordinated to the Guaranteed Liabilities, and such liabilities of the Borrowers to such Guarantor, if the Administrative Agent so requests, shall be collected, enforced and received by any Guarantor as trustee for the Administrative Agent and shall be paid over to the Administrative Agent on account of the Guaranteed Liabilities but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Guarantee.

Section 8.07           Setoff.  Each Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim the Administrative Agent, any Lender or any Lender Counterparty may otherwise have, the Administrative Agent, such Lender or such Lender Counterparty shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by it for the account of any Guarantor at any office of the

Administrative Agent, such Lender or such Lender Counterparty, in Dollars or in any other currency, against any amount payable by such Guarantor under this Guarantee which is not paid when due (regardless of whether such balances are then due to such Guarantor), in which case it shall promptly notify such Guarantor thereof; provided that the failure of the Administrative Agent, such Lender, or such Lender Counterparty to give such notice shall not affect the validity thereof.

Section 8.08           Formalities.  Each Guarantor waives presentment, notice of dishonor, protest, notice of acceptance of this Guarantee or incurrence of any Guaranteed Liability and any other formality with respect to any of the Guaranteed Liabilities or this Guarantee.

Section 8.09           Limitations on Guarantee.  The provisions of the Guarantee under this Article VIII are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guarantee would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such  Guarantor’s liability under this Guarantee, then, notwithstanding any other provision of this Guarantee to the contrary, the amount of such liability shall, without any further action by the Guarantors, the Administrative Agent, any Lender or any Lender Counterparty, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section 8.09 with respect to the Maximum Liability of the Guarantors is intended solely to preserve the rights of the Administrative Agent, Lenders and Lender Counterparties hereunder to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person shall have any right or claim under this Section 8.09 with respect to the Maximum Liability, except to the extent necessary so that none of  the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law.

ARTICLE IX
Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)           the Borrowers shall fail to pay any principal of any Loan (including any payments required under Section 2.11) or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)           any representation or warranty made or deemed made by or on behalf of any Borrower, any Restricted Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder or in any Loan Document furnished pursuant to or in connection with this Agreement or any amendment or modification thereof or waiver hereunder, shall prove to have been incorrect in any material respect (without duplication of any materiality qualifier contained therein) when made or deemed made;

(d)           any Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02, Section 6.03 (with respect to any Borrower or any Restricted Subsidiary’s existence), Section 6.05 (with respect to insurance), Section 6.08, or in Article VII;

(e)           any Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in (i) this Agreement (other than those specified in paragraph (a), (b) or (d) of this Article) and such failure shall continue unremedied for a period of thirty (30) days after receipt of written notice thereof from the Administrative Agent to the Borrowers (which notice will be given at the request of any Lender) or (ii) any other Loan Document and such failure continues beyond the applicable period of grace (if any) provided in such Loan Document;

(f)            any Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and such failure shall continue beyond the applicable grace period, if any.

(g)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (g) shall not apply to (i) Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness and (ii) Indebtedness that becomes due as a result of a change in law, tax regulation or accounting treatment so long as such Indebtedness is paid when due;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any  Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for thirty (30) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            any Borrower or, any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)            any Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)           one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 (not covered by insurance reasonably expected to provide payment therefor) shall be rendered against any Borrower or any Restricted Subsidiary or any combination thereof and the same shall remain undischarged or unsatisfied for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Borrower or any Restricted Subsidiary to enforce any such judgment;

(l)            an ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a liability of any Borrower or any Restricted Subsidiary in excess of $10,000,000;

(m)          the delivery by any Guarantor to the Administrative Agent of written notice that a Guarantee under Article VIII has been revoked or is otherwise declared invalid or unenforceable;

(n)           the Liens granted by any Credit Party under the Security Documents shall become invalid in any material respect or any obligation of any Credit Party under any Loan Document shall become invalid in any material respect and, with respect to both of the foregoing, the same remains unremedied for thirty (30) days after an executive officer of such Credit Party has actual knowledge thereof, or the validity of such Liens or obligation shall be challenged by any Credit Party in writing;

(o)           a Change of Control shall occur; or

(p)           Holdings or any Subsidiary of Holdings that, directly or indirectly, owns Equity Interests of any Borrower shall (i) conduct, transact or otherwise engage in any business or operations other than those incidental to its direct or indirect ownership of the Equity Interests of the Borrowers, the issuance and registration under federal securities laws of securities and other matters incidental thereto, (ii) incur, create, assume or suffer to exist any Indebtedness except (x) nonconsensual obligations imposed by operation of law, (y) obligations with respect to its Guarantee of the Senior Notes (or any Permitted Refinancing thereof) and (z) obligations with respect to its Equity Interests and, so long as no Credit Party is a party thereto or an obligor with respect to such securities, other securities, (iii) create, assume or permit to exist any Lien to secure Indebtedness upon the Equity Interests of the Borrowers or any of its other properties or assets, or (iv) own, lease, manage or otherwise operate any properties or assets other than the direct or indirect ownership of the Equity Interests of the Borrowers and other interests incidental thereto;

then, and in every such event (other than an event with respect to any Borrower or any Restricted Subsidiary described in paragraph (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Majority Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times:  (i) terminate the Aggregate Commitment, and thereupon the Aggregate Commitment shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become  due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to the Borrowers described in paragraph (h) or (i) of this Article, the Aggregate Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.  Without limiting the foregoing, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, the Issuing Bank and each Lender may protect and enforce its rights under this Agreement and the other Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in this Agreement or any other Loan Document, and the Administrative Agent, the Issuing Bank and each Lender may enforce payment of any Obligations due and payable hereunder or enforce any other legal or equitable right which it may have under this Agreement, any other Loan Document, or under applicable law or in equity.

ARTICLE X
The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Credit Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders or Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by a Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  No Person identified as a Syndication Agent, Co-Documentation Agent or an Arranger, in each case, in its respective capacity as such, shall have any responsibilities or duties, or incur any liability, under this Agreement or the other Loan Documents.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time upon notice to the Lenders, the Issuing Bank and the Borrower Representative.  Upon any such resignation, the Majority Lenders shall have the right, with the consent of the Borrowers (which consent shall not be unreasonably withheld or delayed), to appoint a successor; provided that no consent of the Borrowers shall be required if any Default has occurred and is continuing.  If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 11.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Each Lender and the Issuing Bank hereby authorize the Administrative Agent to release any Collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents.  Each Lender and the Issuing Bank hereby authorize the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Collateral to the extent such sale or other disposition is permitted by the terms of Section 7.05 or is otherwise authorized by the terms of the Loan Documents.

ARTICLE XI
Miscellaneous

Section 11.01         Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)            if to the Borrowers or any other Credit Party, to Antero Resources Corporation, 1625 17th Street, 3rd Floor, Denver, Colorado 80202, Attention: Glen Warren, President and Chief Financial Officer, Telecopy No. (303) 357-7315;

(ii)           if to the Administrative Agent or Issuing Bank, to JPMorgan Chase Bank, N.A., Mail Code IL1-0010, 10 South Dearborn, Chicago, Illinois, 60603-2003, Telecopy No.: (312) 385-1544, Attention: Lillian Arroyo, with a copy to JPMorgan Chase Bank, N.A., Mail Code TX2-S038, 712 Main Street, 8th Floor, Houston, Texas 77002, Telecopy No. (713) 216-7770, Attention:  Ryan Fuessel;

(iii)          if to a Syndication Agent or Co-Documentation Agent, to it at its address (or telecopy number) set forth in its Administrative Questionnaire; and

(iv)          if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 11.02         Waivers; Amendments.

(a)           No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)           Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Credit Parties and the Majority Lenders or by the Credit Parties and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (1) amend or waive any of the conditions specified in Article V without the written consent of each Lender (provided that the Administrative Agent may in its discretion withdraw any request it has made under Section 5.01(o)), (2) increase the Borrowing Base without the written consent of each Lender, (3) increase the Applicable Percentage of any Lender or increase the Commitment of any Lender without the written consent of such Lender, (4) increase the Maximum Facility Amount without the written consent of each Lender, (5) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (6) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of the Aggregate Commitment, without the written consent of each Lender affected thereby (it being understood that any waiver of a mandatory prepayment of the Loans or a mandatory reduction of the Commitments shall not constitute a postponement or waiver of a scheduled payment or date of expiration), (7) change Section 2.18(b) or Section 2.18(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (8) except in connection with any Dispositions permitted in Section 7.05, release any Credit Party from its obligations under the Loan Documents or release any of the Collateral without the written consent of each Lender, (9) change any of the provisions of this Section or the definition of “Majority Lenders”, “Super-Majority Lenders” or “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or (10) amend this Section 11.02 without the consent of each Lender; provided further that no such agreement shall (x) amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be or (y) change any of the provisions of Section 2.22 without the prior written consent of the Administrative Agent and the Issuing Bank.

(c)           Notwithstanding anything to the contrary contained in this Section 11.02, the Administrative Agent may, with the consent of the Borrowers only, amend, modify or supplement this Agreement or any of the other Loan Documents to correct any clerical errors or cure any ambiguity, omission, mistake, defect or inconsistency.

Section 11.03         Expenses; Indemnity; Damage Waiver.

(a)           The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during  any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           THE CREDIT PARTIES SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS OR ANY OTHER TRANSACTIONS CONTEMPLATED HEREBY, (II) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY SUBSIDIARY, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO.  THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR CAUSED, IN WHOLE OR IN

PART BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNITEE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.  FOR THE AVOIDANCE OF DOUBT, WITH RESPECT TO THE FOREGOING PROVISO “ANY INDEMNITEE” MEANS ONLY THE INDEMNITEE OR INDEMNITEES, AS THE CASE MAY BE, THAT ARE DETERMINED BY SUCH COURT TO HAVE BEEN GROSSLY NEGLIGENT OR TO HAVE ENGAGED IN WILLFUL MISCONDUCT AND NOT ANY OTHER INDEMNITEE.

(c)           To the extent that any Credit Party fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage of such unpaid amount with respect to amounts to be paid to the Issuing Bank and such Lender’s Applicable Percentage of such unpaid amount with respect to amounts to be paid to the Administrative Agent (in each case, determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.

(d)           TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE CREDIT PARTIES SHALL NOT ASSERT, AND HEREBY WAIVE, ANY CLAIM AGAINST ANY INDEMNITEE, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS, ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREOF.

(e)           All amounts due under this Section shall be payable not later than ten (10) days after written demand therefor.

Section 11.04         Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by such Credit Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)          the Borrowers; provided that no consent of the Borrowers shall be required for an assignment to a Lender, an Affiliate of a Lender, a Federal Reserve Bank, an Approved Fund or, if any Event of Default has occurred and is continuing, any other assignee;

(B)           the Administrative Agent; and

(C)           the Issuing Bank.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrowers and the Administrative Agent otherwise consent; provided that no such consent of the Borrowers shall be required if any Event of Default has occurred and is continuing;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of such Lender’s Commitment and such Lender’s Loans under this Agreement;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that no such processing and recordation fee shall be required for an assignment by a Lender to an Affiliate of such Lender; and

(D)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 11.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and Section 11.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section except that any attempted assignment or transfer by any Lender that does not comply with clause (C) of Section 11.04(b)(ii) shall be null and void.

(iv)          The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment and Applicable Percentage of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Credit Parties, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Credit Parties, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section, and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06(d) or Section 2.06(e), Section 2.07, Section 2.18(d) or Section 11.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           (i)  Any Lender may, without the consent of the Borrowers, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Section 2.15, Section 2.16 and Section 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(i)            A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of the Borrowers.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower Representative is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17(e) as though it were a Lender.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 11.05         Survival.  All covenants, agreements, representations and warranties made by the Credit Parties herein and in the certificates or other instruments  delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Aggregate Commitment has not expired or terminated.  The provisions of Section 2.15, Section 2.16, Section 2.17, Section 11.03, Section 11.12 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Aggregate Commitment or the termination of this Agreement or any provision hereof.

Section 11.06         Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.  Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.07         Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.08         Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrowers against any of and all the obligations of any Credit Party now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section and Section 8.07 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 11.09         GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)           THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

(b)           EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM

TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.01.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 11.10         WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.11         Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 11.12         Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority having jurisdiction over any Lender or any self-regulatory authority or agency possessing investigative powers and the ability to sanction members for non-compliance, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Credit Parties and their obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than a Credit Party.  For the purposes of this Section, “Information” means all information received from any Credit Party relating to any Credit Party or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from any Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 11.13         Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 11.14         USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Credit Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Act.  The Borrowers shall, upon the request of the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requires to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 11.15         Original Credit Agreement.  Except as provided in Section 11.18, upon the Effective Date: (i) all loans, letters of credit, and other Indebtedness, obligations and liabilities outstanding under the Original Credit Agreement on such date shall continue to constitute Loans, Letters of Credit and other Indebtedness, obligations and liabilities under this Agreement, (ii) the execution and delivery of this Agreement or any of the Loan Documents hereunder shall not constitute a novation, refinancing or any other fundamental change in the relationship among the parties and (iii) the Loans, Letters of Credit, and other Indebtedness, obligations and liabilities outstanding hereunder, to the extent outstanding under the Original Credit Agreement immediately prior to the date hereof, shall constitute the same loans, letters of credit, and other Indebtedness, obligations and liabilities as were outstanding under the Original Credit Agreement.  Notwithstanding the foregoing and notwithstanding the release of Antero Midstream pursuant to Section 11.18, each of the Credit Parties hereby acknowledges that any Indebtedness, obligations and liabilities of Antero Midstream which by the terms of the Original

Credit Agreement expressly survive the termination, cancellation or replacement of the Original Credit Agreement constitute Indebtedness, obligations and liabilities of the Credit Parties under this Agreement.

Section 11.16         Reaffirmation and Grant of Security Interest.  Except as provided in Section 11.18, each Credit Party hereby (i) confirms that each Security Document (as defined in the Original Credit Agreement) to which it is a party or is otherwise bound and all assets, property and interests encumbered thereby will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Loan Documents, the payment and performance of all Obligations and Guaranteed Liabilities under this Agreement and the Secured Obligations and Secured Indebtedness (as each such term is defined in the Security Documents) under the Security Documents, and (ii) grants to the Administrative Agent for the benefit of the Secured Parties a continuing Lien on and security interest in and to such Credit Party’s right, title and interest in, to and under all Collateral as collateral security for the prompt payment and performance in full when due of the Obligations and Guaranteed Liabilities under this Agreement and the Secured Obligations and Secured Indebtedness under the Security Documents (whether at stated maturity, by acceleration or otherwise) in accordance with the terms thereof.

Section 11.17         Reallocation of Commitments and Loans.  The Lenders party to the Original Credit Agreement have agreed among themselves to reallocate their respective Commitments (as defined in the Original Credit Agreement) as contemplated by this Agreement.  On the Effective Date and after giving effect to such reallocation and adjustment of the Aggregate Commitment, the Commitment and Applicable Percentage of each Lender shall be as set forth on Schedule 1.01 and each Lender shall own its Applicable Percentage of the outstanding Loans.  The reallocation and adjustment to the Commitments of each Lender as contemplated by this Section 11.17 shall be deemed to have been consummated pursuant to the terms of the Assignment and Assumption attached as Exhibit A hereto as if each of the Lenders had executed an Assignment and Assumption with respect to such reallocation and adjustment.  Each Borrower and the Administrative Agent hereby consent to such reallocation and adjustment of the Commitments.  The Administrative Agent hereby waives the $3,500 processing and recordation fee set forth in Section 11.04(b)(ii)(C) with respect to the assignments and reallocations of the Commitments contemplated by this Section 11.17.  To the extent requested by any Lender, and in accordance with Section 2.16, the Borrowers shall pay to such Lender, within the time period prescribed by Section 2.16, any amounts required to be paid by the Borrowers under Section 2.16 in the event the payment of any principal of any Eurodollar Loan or the conversion of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto is required in connection with the reallocation contemplated by this Section 11.17.

Section 11.18         Release of Antero Midstream.  On the Effective Date, the Administrative Agent and the Lenders hereby (a) release and discharge Antero Midstream, from any and all loans, letters of credit, and other Indebtedness, obligations and liabilities outstanding under the Original Credit Agreement and any security document or loan document executed in connection therewith, whether as a primary obligor or as a guarantor, accommodation party, surety or otherwise, (b) terminate the Midstream Pledge Agreement (as defined in the Original Credit Agreement), (c) terminate and release any and all Liens granted by Antero Midstream under the

Original Credit Agreement and any Security Document (as defined in the Original Credit Agreement) executed in connection therewith, and (d) agree to execute and deliver to Antero Midstream, at the expense of Antero Midstream, any instruments or agreements reasonably requested by Antero Midstream to effectuate the foregoing.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

ANTERO RESOURCES CORPORATION

By:	/s/ Alvyn A. Schopp
Name:	Alvyn A. Schopp
Title:	Treasurer and Vice President,
Administration and Accounting

ANTERO RESOURCES PICEANCE CORPORATION

By:	/s/ Alvyn A. Schopp
Name:	Alvyn A. Schopp
Title:	Treasurer and Vice President,
Administration and Accounting

ANTERO RESOURCES PIPELINE CORPORATION

By:	/s/ Alvyn A. Schopp
Name:	Alvyn A. Schopp
Title:	Treasurer and Vice President,
Administration and Accounting

ANTERO RESOURCES APPALACHIAN CORPORATION

By:	/s/ Alvyn A. Schopp
Name:	Alvyn A. Schopp
Title:	Treasurer and Vice President,
Administration and Accounting

SIGNATURE PAGE

RESTRICTED SUBSIDIARIES:

ANTERO RESOURCES FINANCE CORPORATION

By:	/s/ Alvyn A. Schopp
Name:	Alvyn A. Schopp
Title:	Treasurer and Vice President,
Administration and Accounting

SIGNATURE PAGE

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Issuing Bank and a Lender

By:	/s/ Ryan Fuessel
Name:	Ryan Fuessel
Title:	Authorized Officer

SIGNATURE PAGE

WELLS FARGO BANK, N.A.,
as Syndication Agent and a Lender

By:	/s/ Oleg Kogan
Name:	Oleg Kogan
Title:	Vice President

SIGNATURE PAGE

BANK OF SCOTLAND PLC,
as Co-Documentation Agent and a Lender

By:	/s/ Julia R. Franklin
Name:	Julia R. Franklin
Title:	Assistant Vice President

SIGNATURE PAGE

BNP PARIBAS,
as Co-Documentation Agent and a Lender

By:	/s/ Russel Otts
Name:	Russel Otts
Title:	Director

By:	/s/ Matthew A. Turner
Name:	Matthew A. Turner
Title:	Vice President

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CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Co-Documentation Agent and a Lender

By:	/s/ Tom Byargeon
Name:	Tom Byargeon
Title:	Managing Director

By:	/s/ Michael Willis
Name:	Michael Willis
Title:	Managing Director

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DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Co-Documentation Agent and a Lender

By:	/s/ Carin Keegan
Name:	Carin Keegan
Title:	Director

By:	/s/ Enrique Landaeta
Name:	Enrique Landaeta
Title:	Vice President

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UNION BANK, N.A.,
as Co-Documentation Agent and a Lender

By:	/s/ Jarrod Bourgeois
Name:	Jarrod Bourgeois
Title:	Vice President

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BARCLAYS BANK PLC,
as a Lender

By:	/s/ Ann E. Sutton
Name:	Ann E. Sutton
Title:	Director

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COMERICA BANK,
as a Lender

By:	/s/ Greg Smith
Name:	Greg Smith
Title:	Senior Vice President

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CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as a Lender

By:	/s/ Nupur Kumar
Name:	Nupur Kumar
Title:	Vice President

By:	/s/ Chris Day
Name:	Chris Day
Title:	Associate

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KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Todd Coker
Name:	Todd Coker
Title:	Vice President

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U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Daria Mahoney
Name:	Daria Mahoney
Title:	Vice President

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GUARANTY BANK AND TRUST COMPANY, as a Lender

By:	/s/ Gail J. Nosfinger
Name:	Gail J. Nosfinger
Title:	Senior Vice President

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